UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)

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Volcano Corporation

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
PROPOSAL NO. 1 - ELECTION OF DIRECTORS
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
PROPOSAL NO. 2 - RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EQUITY COMPENSATION PLAN INFORMATION
EXECUTIVE COMPENSATION
2006 AND 2007 SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS TABLE-FISCAL 2007
2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
2007 OPTION EXERCISES AND STOCK VESTED TABLE
2007 DIRECTOR COMPENSATION TABLE
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS

VOLCANO CORPORATION
2870 Kilgore Road
Rancho Cordova, CA 95670
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 20, 2008
Dear Stockholder:
     You are cordially invited to attend the Annual Meeting of Stockholders of Volcano Corporation, a Delaware corporation (“Volcano”). The meeting will be held on Friday, June 20, 2008 at 8:00 a.m. local time at the offices of Volcano Corporation, 11455 El Camino Real, Suite 460, San Diego, California 92130 for the following purposes:
1.	To elect two directors to hold office until the 2011 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of Volcano for its fiscal year ending December 31, 2008.

3.	To conduct any other business properly brought before the meeting.
     These items of business are more fully described in the Proxy Statement accompanying this Notice.
     The record date for the annual meeting is Friday, April 25, 2008. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
By Order of the Board of Directors,
John T. Dahldorf
Secretary
Rancho Cordova, California
April 28, 2008

     You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

VOLCANO CORPORATION
2870 Kilgore Road
Rancho Cordova, CA 95670
PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS
To be held on June 20, 2008
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Why am I receiving these materials?
     Volcano has sent you this proxy statement and the enclosed proxy card because the Board of Directors of Volcano is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.
     Volcano intends to mail this proxy statement and accompanying proxy card on or about May 2, 2008 to all stockholders of record entitled to vote at the annual meeting.
Who can vote at the annual meeting?
     Only stockholders of record at the close of business on April 25, 2008 will be entitled to vote at the annual meeting. On this record date, there were 47,192,194 shares of common stock outstanding and entitled to vote.
     Stockholder of Record: Shares Registered in Your Name
     If on April 25, 2008 your shares were registered directly in your name with Volcano’s transfer agent, American Stock Transfer and Trust Company, or AST, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, Volcano urges you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.
     Beneficial Owner: Shares Registered in the Name of a Broker or Bank
     If on April 25, 2008 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
     There are two matters scheduled for a vote:
•	Election of two directors to hold office until the 2011 Annual Meeting of Stockholders; and
•	Ratification of Ernst & Young LLP as independent registered public accounting firm of Volcano for its fiscal year ending December 31, 2008.

How do I vote?
     You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the ratification of the Audit Committee’s selection of Ernst & Young LLP as Volcano’s independent registered public accounting firm for the fiscal year ending December 31, 2008, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:
     Stockholder of Record: Shares Registered in Your Name
     If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy on the Internet. Whether or not you plan to attend the meeting, Volcano urges you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.
➢	To vote in person, come to the annual meeting and Volcano will give you a ballot when you arrive.
➢	To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to Volcano before the annual meeting, Volcano will vote your shares as you direct.
➢	To vote over the telephone, dial toll-free 1-800-PROXIES (1-800-776-9437) or 1-718-921-8500 from foreign countries using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on June 19, 2008 to be counted.
➢	To vote on the Internet, go to http://www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the company number and account number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on June 19, 2008 to be counted. Please follow the on-screen directions and have your enclosed proxy card available when you access the web page.
     Beneficial Owner: Shares Registered in the Name of Broker or Bank
     If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Volcano. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
How many votes do I have?
     On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on April 25, 2008.
What if I return a proxy card but do not make specific choices?
     If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of both nominees for director and “For” the ratification of the Audit Committee’s selection of Ernst & Young LLP as Volcano’s independent registered public accounting firm for Volcano’s fiscal year ending

December 31, 2008. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
     Volcano will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, Volcano’s directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. Volcano may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one proxy card?
     If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
     Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:
➢	You may submit another properly completed proxy card with a later date.
➢	You may send a timely written notice that you are revoking your proxy to Volcano’s Secretary at 2870 Kilgore Road, Rancho Cordova, CA 95670.
➢	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
     If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals due for next year’s annual meeting?
     Stockholders of Volcano may submit proposals on matters appropriate for stockholder action at meetings of Volcano’s stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. For such proposals to be included in Volcano’s proxy materials relating to its 2009 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and your proposal must be submitted in writing by January 2, 2009 (120 days prior to the anniversary date of this year’s proxy statement mailing date), to Volcano’s Secretary at 2870 Kilgore Road, Rancho Cordova, CA 95670. However, if Volcano’s 2009 Annual Meeting of Stockholders is not held between May 21, 2009 and August 19, 2009, then the deadline will be a reasonable time prior to the time Volcano begins to print and mail its proxy materials.
     Subject to further requirements described in Volcano’s Bylaws, if you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must notify Volcano’s Secretary, in writing, no sooner than February 20, 2009 (120 days prior to the anniversary date of the preceding year’s annual meeting of stockholders) and no later than March 22, 2009 (90 days prior to the anniversary date of the preceding year’s annual meeting of stockholders). However, if Volcano’s 2009 Annual Meeting of Stockholders is not held between May 21, 2009 and August 19, 2009, to be timely, notice by the stockholder must be so received not earlier than the close of business on the 120th day prior to the 2009 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2009 Annual Meeting of Stockholders or the tenth day following the day on which public announcement of the date of the 2009 Annual Meeting of Stockholders is first made. You are also advised to review Volcano’s Bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations. The chairman of the 2009 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the Board of Directors for the 2009 Annual Meeting of Stockholders will confer discretionary voting authority with respect to (i) any proposal presented by a stockholder at that meeting for which Volcano has not been provided with timely notice and (ii) any proposal made in accordance with the Volcano’s Bylaws, if the 2009 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Securities Exchange Act of 1934.
How are votes counted?
     Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and withheld votes, and, with respect to Proposal No. 2, “Against” votes, abstentions and broker non-votes. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board of Directors.
What are “broker non-votes”?
     Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. “Non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of stockholders, such as mergers or stockholder proposals. Each of the proposals submitted for consideration by our stockholders in this proxy statement are considered “routine” matters.
How many votes are needed to approve each proposal?
➢	For the election of directors, the two nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.
➢	To be approved, “Proposal No. 2—Ratification of Selection of Independent Registered Public Accounting Firm" must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes are not counted as votes “For” or “Against” Proposal No. 2.
What is the quorum requirement?
     A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 47,192,194 shares outstanding and entitled to vote.
     Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the annual meeting. If there is no quorum, the chairman of the meeting or holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the annual meeting?
     Preliminary voting results will be announced at the annual meeting. Final voting results will be published in Volcano’s quarterly report on Form 10-Q for the quarter ending June 30, 2008.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
     Volcano’s Board of Directors is divided into three classes. Each class has a three-year term. Vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.
     Volcano’s Board of Directors presently has eight members and there are no vacancies. There are two directors in Class II, the class whose term of office expires at the 2008 annual meeting, both of whom are standing for election — Olav B. Bergheim and Connie R. Curran, RN, Ed.D. Each of Mr. Bergheim and Dr. Curran is currently a director of Volcano. If elected at the annual meeting, each of these nominees would serve until the 2011 annual meeting and until his or her successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal. Pursuant to Volcano’s Stockholder Communication Policy, all nominees or directors standing for election at an annual meeting of stockholders attend such annual meeting to provide stockholders with an opportunity to address the respective nominees or directors in person. R. Scott Huennekens, Olav B. Bergheim, Connie R. Curran, RN, Ed.D., Lesley H. Howe and Ronald A. Matricaria attended the 2007 annual meeting of stockholders.
     Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Volcano. Each person nominated for election has agreed to serve if elected. Volcano’s management has no reason to believe that any nominee will be unable to serve.
     The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.
Class II Director Nominees for Election for a Three-Year Term Expiring at the 2011 Annual Meeting
Olav B. Bergheim
     Olav B. Bergheim, age 58, one of Volcano’s founders, has served as the Chairman of Volcano’s Board of Directors since February 2001. He is currently the managing director of Fjord Ventures LLC, a venture capital firm, which he founded in 2005. From August 1995 to January 2005, Mr. Bergheim served as a venture partner and then a general partner at Domain Associates, a venture capital firm. Mr. Bergheim currently serves on the Board of Directors of various private companies in the life sciences industry. Mr. Bergheim holds a B.S. and an M.S. in Pharmacy at the University of Oslo and completed the Executive Business Administration Program at the University of Virginia.
Connie R. Curran, RN, Ed.D.
     Connie R. Curran, RN, Ed.D., age 60, has served as a member of Volcano’s Board of Directors since April 2007. She is currently the President of Curran Associates, a healthcare consulting company. From September 2003 to July 2006, Dr. Curran served as the Executive Director of C-Change, formerly the National Dialogue on Cancer, a health advocacy organization. From February 2002 until September 2003, Dr. Curran engaged in various consulting activities. From 1995 to 2000, Dr. Curran served as President and Chief Executive Officer of CurranCare, LLC, a healthcare consulting company. Upon the acquisition of CurranCare by Cardinal Health Consulting Services, a consulting company with expertise in surgical services, hospital operations and case management and home care, in November 2000, Dr. Curran served as the President of Cardinal Health Consulting Services until February 2002. Dr. Curran currently serves on the boards of directors at Hospira, Inc., a specialty pharmaceuticals company, and DeVry Inc., an education company. Dr. Curran holds a master’s degree in medical-surgical nursing from DePaul University, a doctorate in educational psychology from Northern Illinois University and is also a graduate of the Harvard Business School program for company owners and presidents.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” EACH NAMED NOMINEE.
Class III Directors Continuing in Office Until the 2009 Annual Meeting
R. Scott Huennekens
     R. Scott Huennekens, age 44, has served as Volcano’s President and Chief Executive Officer and as a member of Volcano’s Board of Directors since April 2002. From January 2000 to March 2002, Mr. Huennekens served as the President and Chief Executive Officer of Digirad Corporation, a medical imaging company. Mr. Huennekens holds a B.S. in Business Administration from the University of Southern California and an M.B.A. from Harvard University.
Lesley H. Howe
     Lesley H. Howe, age 63, has served as a member of Volcano’s Board of Directors since October 2005. From December 2001 until May 2007, he served as Chief Executive Officer at Consumer Networks LLC, an Internet marketing and promotions company. Mr. Howe currently serves on the Board of Directors of Jamba, Inc., an owner and operator of fresh juice and smoothie retail stores, P.F. Chang’s China Bistro, Inc., an owner and operator of restaurants, and NuVasive, Inc., a medical technology company. From July 1967 to September 1997, Mr. Howe held several positions at KPMG Peat Marwick LLP, an international auditing and accounting firm, and served as area managing partner/managing partner of their Los Angeles office from May 1994 to September 1997. Mr. Howe holds a B.S. in Accounting from the University of Arkansas and is a certified public accountant.
Ronald A. Matricaria
     Ronald A. Matricaria, age 65, has served as a member of Volcano’s Board of Directors since October 2005. He served as Chairman of St. Jude Medical, Inc. from January 1995 to December 2002, and as President and Chief Executive Officer from April 1993 to May 1999. Mr. Matricaria currently serves on the boards of directors of Invitrogen Corporation, a life sciences company, and Hospira, Inc., a specialty pharmaceuticals company. He is also Trustee emeritus of the University of Minnesota Foundation. Mr. Matricaria holds a bachelor’s degree from the Massachusetts College of Pharmacy and was awarded an honorary doctorate degree in Pharmacy in recognition of his contribution to the practice of pharmacy.
Class I Directors Continuing in Office Until the 2010 Annual Meeting
Kieran Gallahue
     Kieran T. Gallahue, age 44, has served as a member of Volcano’s Board of Directors since July 2007. Since January 2008, Mr. Gallahue has served as Chief Executive Officer and a director of ResMed Inc., a publicly-traded developer, manufacturer and marketer of products for the treatment of sleep-disordered breathing and other respiratory disorders. Since September 2004, Mr. Gallahue has served as President (ResMed Global) of ResMed Inc. From January 2003 to September 2004, Mr. Gallahue served as President and Chief Operating Officer (ResMed Americas) of ResMed Inc. From 1997 to 2003, Mr. Gallahue served in various capacities with Nanogen, Inc., a DNA research and medical diagnostics company, including as President, Chief Financial Officer and Vice President of Strategic Marketing. Prior to 1997, he held a variety of sales, marketing and financial roles at Instrumentation Laboratory, Procter & Gamble and the General Electric Company. Mr. Gallahue holds a B.A. from Rutgers University and an M.B.A. from Harvard Business School.
Alexis V. Lukianov
     Alexis V. Lukianov, age 52, has served as a member of Volcano’s Board of Directors since December 2007. Since July 1999, Mr. Lukianov has served NuVasive, Inc as its President and a director, and since February 2004, Mr. Lukianov has served as Chairman of the Board and Chief Executive Officer of NuVasive, Inc. NuVasive, Inc. is a publicly-traded medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders. From April 1996 to April 1997, Mr. Lukianov was a founder of and served as Chairman of the Board and Chief Executive Officer of BackCare Group, Inc., a spine physician practice management company. From January 1990 to October 1995, Mr. Lukianov held a variety of senior executive positions including president with Medtronic Sofamor Danek, Inc., a developer and manufacturer of medical devices to treat disorders of the cranium and spine, and a subsidiary of Medtronic, Inc., a publicly-traded medical technology company. Mr. Lukianov serves on the boards of NuVasive, Inc., California Health Institute, BIOCOM, Medical Device Manufacturers Association and Ophthonix, Inc., a privately-held company focused on vision correction technology.
John Onopchenko
     John Onopchenko, age 49, rejoined Volcano’s Board of Directors in June 2007. He is a founder and Managing Director of Synergy Life Science Partners, L.P., a venture capital firm. From 2000 to 2006, Mr. Onopchenko was Vice President, Venture Investments, with Johnson & Johnson Development Corporation, and served as a member of Volcano’s Board of Directors from 2002 to 2006. From 1996 to 1999, he served as Vice President and a member of the board of directors of Advanced Sterilization Products, a division of Johnson & Johnson. Mr. Onopchenko serves on the boards of directors of various private companies in the healthcare and life sciences industry. Mr. Onopchenko holds a masters degree in Business from the University of Chicago, Graduate School of Business and a B.S. from Ursinus College.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of The Board of Directors and its Committees
     As required under The NASDAQ Stock Market LLC, or NASDAQ, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Volcano’s Board of Directors consults with Volcano’s counsel to ensure that the Board of Directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect time to time.
     Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Volcano, Volcano’s senior management and Volcano’s independent registered public accounting firm, the Board of Directors has affirmatively determined that the following seven directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Bergheim, Dr. Curran, Mr. Gallahue, Mr. Howe, Mr. Lukianov, Mr. Matricaria and Mr. Onopchenko. In making this determination, the Board of Directors found that none of the these directors or nominees for director had a material or other disqualifying relationship with Volcano. Mr. Huennekens, Volcano’s President and Chief Executive Officer, is not an independent director by virtue of his employment with Volcano. All of the committees of Volcano’s Board of Directors are comprised entirely of directors determined by the Board of Directors to be independent within the meaning of the applicable NASDAQ listing standards.
Information Regarding the Board of Directors and its Committees
     The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance Committee. Each of these committees has a written charter approved by Volcano’s Board of Directors. The follow table provides membership and meeting information for each director who served on our standing Board of Directors committees during 2007:

Corporate
	Audit		Compensation		Governance
Non-Employee Directors
Olav B. Bergheim(1)	X		X		X
Connie R. Curran, RN, Ed.D.(2)	X		X
Kieran Gallahue(3)	X
Lesley H. Howe	X	*			X
Alexis V. Lukianov(4)			X
Ronald A. Matricaria(5)			X	*	X
John Onopchenko(6)					X *
Robert J. Adelman, M.D.(7)	X
S. Ward Casscells, M.D.(8)					X
Carlos A. Ferrer(9)			X
James C. Blair, Ph.D.(10)			X

Employee Director
R. Scott Huennekens

Total meetings in fiscal year 2007	6		6		5

*	Committee Chairperson

(1)	Mr. Bergheim served as a member of the Audit Committee from June 2002 to July 17, 2007 and served as chairperson of the Corporate Governance Committee from February 2006 to August 28, 2007. Mr. Bergheim served as a member of the Compensation Committee from July 17, 2007 to August 28, 2007.

(2)	Dr. Curran was elected to the Board of Directors and was appointed to the Audit Committee, each effective April 26, 2007. Dr. Curran was appointed as a member of the Compensation Committee effective August 28, 2007.

(3)	Mr. Gallahue was elected to the Board of Directors and appointed to the Audit Committee, each effective July 17, 2007.

(4)	Mr. Lukianov was elected to the Board of Directors and appointed to the Compensation Committee, each effective December 3, 2007.

(5)	Mr. Matricaria was appointed to the Corporate Governance Committee on August 28, 2007.

(6)	Mr. Onopchenko was elected to the Board of Directors and appointed as a member of the Corporate Governance Committee, each effective June 7, 2007.

(7)	Dr. Adelman served as a member of the Audit Committee from February 2006 until he ceased to be a member of Volcano’s Board of Directors when his term of office expired on June 7, 2007, the date of the 2007 annual meeting of stockholders.

(8)	Dr. Casscells served as a member of the Corporate Governance Committee from February 2006 until his resignation from the Board of Directors on April 12, 2007.

(9)	Mr. Ferrer served as a member of the Compensation Committee from February 2006 until his resignation from the Board of Directors on July 12, 2007.

(10)	Dr. Blair served as a member of the Compensation Committee from June 2002 until his resignation from the Board of Directors on December 3, 2007.
     Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Volcano.
Audit Committee
     The Audit Committee of Volcano’s Board of Directors monitors and oversees Volcano’s corporate accounting and financial reporting processes and audits of Volcano’s financial statements. For this purpose, the Audit Committee performs several functions. In particular, the Audit Committee has the full power and authority to:
•	review and discuss with management and the independent registered public accounting firm Volcano’s annual audited consolidated financial statements;

•	review and discuss with management Current Reports on Form 8-K relating to financial and accounting matters, or as requested by the Board of Directors;

•	in consultation with management and the independent registered public accounting firm, consider the integrity of Volcano’s financial reporting processes and controls;

•	review with management and the independent registered public accounting firm any material financial reporting issues and judgments;

•	discuss with management and the independent registered public accounting firm any disagreements that may arise between them regarding financial reporting;

•	review and approve any “non-GAAP” financial disclosures (including but not limited to pro forma financial disclosures) prior to their release by Volcano;

•	review and discuss with management any off-balance sheet financing arrangements to which Volcano is a party;

•	discuss with the independent registered public accounting firm any material correcting adjustments that have been identified by the independent registered public accounting firm and made to Volcano’s consolidated financial statements to conform them to U.S. GAAP;

•	select, appoint, determine funding for, and oversee the independent registered public accounting firm for Volcano;

•	prior to the audit, review the independent registered public accounting firm’s audit plan;

•	evaluate the performance of the independent registered public accounting firm and, if so determined by the Audit Committee, replace the independent registered public accounting firm;

•	review and evaluate the lead partner of the independent registered public accounting firm’s team;

•	establish procedures for (a) the receipt, retention, and treatment of complaints received by Volcano regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of Volcano or any of its subsidiaries of concerns regarding questionable accounting or auditing matters; and

•	perform any other activities consistent with the Audit Committee’s charter, Volcano’s Certificate of Incorporation (as such may be amended or amended and restated from time to time), Volcano’s Bylaws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.
     Three directors currently comprise the Audit Committee: Mr. Howe, Mr. Gallahue and Dr. Curran. Mr. Howe serves as chairperson of the Audit Committee. The Audit Committee has adopted a written charter that is available to stockholders in the “Investor Relations-Governance” section of Volcano’s website at http://www.volcanocorp.com. Volcano’s Board of Directors has determined that all members of Volcano’s Audit Committee meet the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934 and NASDAQ listing standards with respect to audit committee members. Volcano’s Board of Directors has also determined that Mr. Howe qualifies as an “audit committee financial expert” within the meaning of SEC regulations and NASDAQ listing standards. In making this determination, our Board of Directors considered the nature and scope of experience Mr. Howe has had with reporting companies, as a certified public accountant and his employment in the corporate finance sector with KPMG Peat Marwick LLP.
Audit Committee Report(1)
     For fiscal year 2007, the Audit Committee of the Board of Directors reviewed the quality and integrity of Volcano’s consolidated financial statements, its process and procedures for compliance with legal and regulatory requirements, the qualifications and independence of its independent registered public accounting firm, the performance of its independent registered public accounting firm and other significant financial matters.
     The Audit Committee has reviewed and discussed with management and Ernst & Young LLP, Volcano’s independent registered public accounting firm, Volcano’s audited consolidated financial statements for the fiscal year ended December 31, 2007. The Audit Committee has discussed with Ernst & Young LLP, during the 2007 fiscal year, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board or PCAOB, in Rule 3200T.
     The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T, and has discussed with Ernst & Young LLP its independence from Volcano. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that Volcano’s audited consolidated financial statements be included in Volcano’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and be filed with the U.S. Securities and Exchange Commission.
Respectfully submitted,
The Audit Committee of the Board of Directors
Lesley H. Howe, Chair
Kieran Gallahue
Connie R. Curran, RN, Ed.D.

(1)	The material in this report (which is comprised of the three paragraphs preceding the names of each member of the Audit Committee) is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Volcano under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that Volcano specifically incorporates this report by reference in any such filing.
Compensation Committee
     The Compensation Committee of Volcano’s Board of Directors evaluates and approves the compensation plans, policies and programs of Volcano that pertain to all employees, officers and members of the Board of Directors. Among other things, the Compensation Committee:
•	evaluates the compensation of the Chief Executive Officer, other executive officers and directors;

•	makes decisions with respect to the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, periodically evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and sets the Chief Executive Officer’s compensation level based upon such evaluations;

•	makes decisions for the Board of Directors with respect to the compensation of all officers of Volcano who are subject to Section 16 of the Exchange of 1934, as amended, and all directors of Volcano;

•	reviews and approves, when, and if appropriate, a Director Compensation Policy or revisions to the same;

•	reviews and approves a compensation strategy to be applied by the Chief Executive Officer in determining base salary and incentives for all officers and employees of Volcano other than the executive officers;

•	reviews and approves equity compensation grants, including stock options, stock appreciation rights, phantom stock and restricted stock, for officers, directors and employees of Volcano;

•	produces an annual report on executive compensation for inclusion in Volcano’s proxy statement (and Annual Report on Form 10-K, as appropriate), in accordance with applicable rules and regulations;

•	evaluates its performance in fulfilling its duties and responsibilities under the Compensation Committee’s charter and, as it deems appropriate, reviews and reassesses the adequacy of its charter and recommends any proposed changes to the Board of Directors for approval; and

•	performs such other responsibilities as may be delegated by the Board of Directors.
     Three directors currently comprise the Compensation Committee: Mr. Matricaria, Mr. Lukianov and Dr. Curran. Mr. Matricaria serves as chairperson of the Compensation Committee. All members of Volcano’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Compensation Committee has adopted a written charter that is available to stockholders in the “Investor Relations-Governance” section of Volcano’s website at http://www.volcanocorp.com.
Compensation Committee Processes and Procedures
     Typically, the Compensation Committee meets at least quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and Vice President, Global Human Resources. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of Volcano, as well as authority to obtain, at the expense of Volcano, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.
     The Compensation Committee retained the services of DolmatConnell & Partners as independent compensation consultants since January 2007. As part of its engagement, DolmatConnell & Partners assists the Compensation Committee in:
•	evaluating the efficacy of Volcano’s existing compensation strategy and practices in supporting and reinforcing Volcano’s long-term strategic goals; and

•	refining Volcano’s compensation strategy and developing and implementing an executive compensation program to execute that strategy.
     At the request of the Compensation Committee, DolmatConnell & Partners conducted individual interviews with members of the Compensation Committee and senior management to learn more about Volcano’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which Volcano competes. In January 2007, DolmatConnell & Partners was also requested by the Compensation Committee to develop a peer group of companies as a representative medical device and medical equipment and supplies industry group most similar to Volcano based on market capitalization and revenues, and to perform analyses of competitive performance and compensation levels for that peer group. In particular, companies were selected based on the most recent four quarters revenue range of approximately $75 million to $300 million, and status as a U.S.-based non-subsidiary, publicly traded company in the medical device and medical equipment and supplies industry group. The peer group developed by DolmatConnell & Partners in January 2007, which was used as a primary means of comparing 2007 executive compensation, was comprised of the following 20 companies:

AngioDynamics, Inc.	Aspect Medical Systems, Inc.	Atrion Corp.
Cardiac Science Corp.	Colestech Corporation	CryoLife, Inc.
Cyberonics, Inc.	Digirad Corp	ev3, Inc.
FoxHollow Technologies, Inc.	ICU Medical, Inc.	I-Flow Corp.
Kensey Nash Corporation	LifeCell Corp.	Merit Medical Systems, Inc.
NuVasive, Inc.	Possis Medical, Inc	SonoSite, Inc.
Thoratec Corp.	United Therapeutics Corp.
     The Compensation Committee periodically reassesses the previously developed peer group in order to ascertain whether any changes to the companies are appropriate for inclusion in the peer group.
     Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. In 2007, the Compensation Committee formed a Stock Option Committee, currently composed of R. Scott Huennekens, President and Chief Executive Officer, and John T. Dahldorf, Chief Financial Officer, to which it delegated authority to grant, without any further action required by the Compensation Committee, stock options and other equity-based awards to employees who are not executive officers of Volcano. The purpose of this delegation of authority is to enhance the flexibility of administration within Volcano and to facilitate the timely grant of equity-based awards to non-executive officer employees, particularly new employees, within specified limits approved by Volcano’s Board of Directors or Compensation Committee.
     Historically, the Compensation Committee has generally made adjustments to annual compensation, determined bonus and equity-based awards and approved new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of Volcano’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the approval of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation consistent with the provisions of his employment agreement, as well as awards to be granted. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive compensation paid at other comparative companies identified by the consultant.
     The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2007 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.
Compensation Committee Interlocks and Insider Participation
     During the year ended December 31, 2007, Volcano’s Compensation Committee was comprised of Mr. Matricaria, Dr. Curran, Mr. Lukianov, Dr. Blair, Mr. Ferrer and Mr. Bergheim. Dr. Blair served as a member of the Compensation Committee until his resignation on December 3, 2007. Mr. Ferrer served as a member of the Compensation Committee until his resignation on July 12, 2007. Mr. Bergheim served as a member of the Compensation Committee from July 17, 2007 to August 28, 2007. None of the members of Volcano’s Compensation Committee has at any time been one of Volcano’s officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on Volcano’s Board of Directors or Compensation Committee.
Compensation Committee Report(1)
     The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into Volcano’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
Respectfully submitted,
The Compensation Committee of the Board of Directors
Ronald A. Matricaria, Chair
Alex Lukianov
Connie R. Curran, RN, Ed.D.

(1)	The material in this report (which is comprised of the paragraph preceding the names of each member of the Compensation Committee) is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Volcano under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that Volcano specifically incorporates this report by reference in any such filing.
Corporate Governance Committee
     The Corporate Governance Committee of Volcano’s Board of Directors is responsible for, among other things:
•	identifying individuals qualified to become members of the Board of Directors;

•	reviewing the qualifications of candidates and selecting the director nominees for each annual meeting of stockholders;

•	developing and recommending to the Board of Directors a set of corporate governance guidelines;

•	planning for and assisting in the transition of directors on and off the Board of Directors;

•	evaluating and reporting to the Board of Directors on the effectiveness of the Board of Directors and each committee of the Board of Directors;

•	reviewing with the Chief Executive Officer the succession plans relating to the officers of Volcano;

•	leading the Board of Directors in complying with its corporate governance guidelines;

•	reviewing the functions of the officers of Volcano;

•	reviewing the outside activities of the officers of Volcano as they pertain or relate to the officer’s service on behalf of Volcano; and

•	evaluating periodically Volcano’s employment practices, including equal employment opportunity in hiring and advancement.
     Three directors currently comprise the Corporate Governance Committee: Mr. Onopchenko, Mr. Howe and Mr. Matricaria. Mr. Onopchenko serves as chairperson of the Corporate Governance Committee. All members of the Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Corporate Governance Committee has adopted a written charter that is available to stockholders in the “Investor Relations-Governance” section of Volcano’s website at http://www.volcanocorp.com.
     The Corporate Governance Committee is responsible for the recruitment of new Board of Directors members. With respect to the qualifications of potential members of the Board of Directors, the Corporate Governance Committee identifies the requisite skills and characteristics to be found in individuals qualified to serve as members of the Board of Directors and utilizes such criteria in the Corporate Governance Committee’s selection of new director candidates. The Corporate Governance Committee also considers the desire for the Board of Directors to consist of individuals from varied educational and professional experiences and backgrounds who, collectively, provide meaningful counsel to management. The Corporate Governance Committee conducts any appropriate and necessary inquiries into the background and qualifications of possible candidates, considers Volcano’s policy regarding the criteria for nomination to the Board of Directors and shall actively recruit qualified individuals to ensure Volcano’s compliance with all legal and regulatory requirements applicable to the corporate governance of Volcano. The Corporate Governance Committee then uses its network of contacts to identify potential candidates, for which purpose it may, if it deems appropriate, engage a professional search firm. To date, Volcano has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. The Corporate Governance Committee meets to discuss and consider such candidates qualifications. The Corporate Governance Committee conducts meetings with potential candidates being considered to serve as members of the Board of Directors and inform such candidates of the obligations and responsibilities of serving on the Board of Directors and each committee of the Board of Directors, and confirm the willingness of such candidates to accept such obligations and responsibilities. The Corporate Governance Committee selects, or recommends for the Board of Directors’ selection, director nominees for the Board of Directors and directors for each committee of the Board of Directors.
     The Corporate Governance Committee will consider, but not necessarily recommend to the Board of Directors, director candidates recommended by stockholders. The Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation by certified mail only, c/o the Secretary, at the following address: Volcano Corporation, 2870 Kilgore Road, Rancho Cordova, CA 95670. Recommendations must be delivered no sooner than 120 days and no later than 90 days prior to the anniversary date of the preceding year’s annual meeting of stockholders. However, in the event that the date of the 2009 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the anniversary date of the 2008 Annual Meeting of Stockholders, such recommendation will be timely if it is delivered not later than the last to occur of the close of business on (a) the 90th day prior to the 2009 Annual Meeting of Stockholders or (b) the 10th day following the day on which Volcano first makes a public announcement of the date of the 2009

Annual Meeting of Stockholders. Subject to the requirements set forth in Volcano’s bylaws, submissions must include the full name, age, business address and residence address of the proposed nominee, the principal occupation or employment of the proposed nominee, a description of any and all arrangements or understandings between the stockholder and the proposed nominee, and complete contact information with regard to the stockholder. To date, the Corporate Governance Committee has not received a recommended director nominee from a stockholder or stockholders holding more than 5% of Volcano’s voting stock.
Stockholder Communications with the Board of Directors
     Volcano’s Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of its directors. Stockholders who wish to communicate with the Board of Directors or an individual director concerning Volcano may do so by sending written communications addressed to the Board of Directors, or an individual director, care of: Volcano Corporation at 2870 Kilgore Road, Rancho Cordova, CA 95670. The envelope should indicate that it contains a stockholder communication. Each such communication will be forwarded to the director or directors to whom the communication was addressed.
Meetings of the Board of Directors
     Volcano’s Board of Directors met seven times, and acted by unanimous written consent three times, during 2007. All directors attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which each director served, held during the period for which each individual was a director or committee member, respectively. In 2007, Volcano’s independent directors met five times in regularly scheduled executive sessions at which only independent directors were present. Mr. Bergheim presided over the executive sessions.
Code of Business Conduct and Ethics
     Volcano has adopted the Volcano Corporation Code of Business Conduct and Ethics applicable to all of Volcano’s officers, directors, employees and consultants, including its principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The Code of Business Conduct and Ethics is available in the “Investor Relations-Governance” section of Volcano’s website at http://www.volcanocorp.com. If Volcano makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, Volcano will promptly disclose the nature of the amendment or waiver on its website, or as otherwise required by applicable law, rules or regulations.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee of the Board of Directors has selected Ernst & Young LLP as Volcano’s independent registered public accounting firm for Volcano’s fiscal year ending December 31, 2008, and the Board of Directors has directed management to submit the selection of Ernst & Young LLP as Volcano’s independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited Volcano’s consolidated financial statements since 2002. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
     Neither Volcano’s bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as Volcano’s independent registered public accounting firm. However, the Board of Directors, on behalf of the Audit Committee, is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Volcano and its stockholders.
     Stockholder approval of this Proposal No. 2 requires a “For” vote from at least a majority of the shares represented and voting either in person or by proxy at the annual meeting on this Proposal No. 2 (which shares voting “For” also constitute at least a majority of the required quorum).
ON BEHALF OF THE AUDIT COMMITTEE, THE BOARD OF DIRECTORS
UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.
     Independent Auditor Fee Information
     The following table sets forth the aggregate fees charged to Volcano by Ernst & Young LLP for audit services rendered in connection with the audited consolidated financial statements and reports, stock offering-related fees, acquisition-related fees and for other services rendered, as well as all out-of-pocket costs incurred in connection with these services for fiscal 2007 and 2006 to Volcano and its subsidiaries:

Fee Category:	Fiscal 2007	Fiscal 2006
Audit Fees	$1,518,000	$2,112,000
Audit-Related Fees	390,000	2,500
Tax Fees	48,000	—

Total Fees	$1,956,000	$2,114,500

     Audit Fees: Fiscal 2007 audit fees consist of fees billed for professional services rendered for the integrated audit of Volcano’s consolidated financial statements and its internal control over financial reporting, review of the interim condensed consolidated financial statements included in quarterly reports on Form 10-Q, SEC and other regulatory filings, and accounting consultations. Fiscal 2006 audit fees consist of fees billed for professional services rendered for the audit of Volcano’s consolidated financial statements, review of the interim condensed consolidated financial statements included in quarterly reports on Form 10-Q, SEC and other regulatory filings, and accounting consultations. Fiscal 2006 fees include $1,115,000 of fees billed in connection with Volcano’s initial public offering in June 2006 and its follow-on offering in December 2006.
     Audit-Related Fees: Fiscal 2007 and 2006 audit-related fees consist of fees for other audit-related professional services. Fiscal 2007 fees include $387,000 of fees billed for professionals services rendered for accounting consultations and audits in connection with acquisitions.

     Tax Fees: Fiscal 2007 tax fees consist of fees for professional services rendered for tax compliance, tax planning and tax advice.
     All fees described above were pre-approved by the Audit Committee or the Audit Committee chairperson pursuant to the authority described below.
     Pre-Approval Policies and Procedures
     Volcano’s Audit Committee, or the Audit Committee chairperson, pre-approves all audit and permissible non-audit services provided by Ernst & Young LLP, Volcano’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Prior to engaging Ernst & Young LLP to render an audit or permissible non-audit service, the Audit Committee, or the Audit Committee chairperson, specifically approves the engagement of Ernst & Young LLP to render that service. The Audit Committee chairperson can pre-approve any services, provided, however, that the Audit Committee is advised immediately and, at its next scheduled meeting, the Audit Committee ratifies any services pre-approved by the Audit Committee chairperson. Accordingly, Volcano does not engage Ernst & Young LLP to render audit or permissible non-audit services pursuant to pre-approval policies and procedures or otherwise, unless the engagement to provide such services has been approved by Volcano’s Audit Committee, or the Audit Committee chairperson, in advance. Volcano’s Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence.

EXECUTIVE OFFICERS
     The names and business experience of Volcano’s executive officers who are not also a director of Volcano are set forth below, as of March 31, 2008:

Name	Age	Position

John T. Dahldorf	51	Chief Financial Officer and Secretary
Vincent J. Burgess	43	Vice President of Business Development and Marketing
John F. Sheridan	52	Executive Vice President of Research and Development and Operations
Jorge J. Quinoy	53	Vice President of Global Sales
Michel E. Lussier	51	Managing Director of Volcano Europe and President of Volcano Europe and Clinical and Scientific Affairs
John T. Dahldorf
     John T. Dahldorf has served as Volcano’s Chief Financial Officer and Secretary since July 2003. From March 2002 to December 2002, Mr. Dahldorf served as Co-Chief Executive Officer of Digirad Corporation, a medical imaging company, where he also served as the Chief Financial Officer from November 2001 to December 2002. From March 1999 to November 2001, Mr. Dahldorf served as the Finance Director of Arrow Electronics, Inc., a distributor of electronic components and computer products. Mr. Dahldorf holds a B.B. in Finance and an M.B.A. from Western Illinois University.
Vincent J. Burgess
     Vincent J. Burgess has served as Volcano’s Vice President of Business Development and Marketing since August 2002. From May 1994 to June 2002, Mr. Burgess served as Vice President of Sorrento Associates, Inc., which is the general partner of Sorrento Ventures, a venture capital firm. Mr. Burgess holds a B.S. in Business Administration from the University of Southern California and an M.B.A. from the University of California, Los Angeles.
John F. Sheridan
     John F. Sheridan has served as Volcano’s Executive Vice President of Research and Development and Operations since November 2004. From May 2002 to May 2004, Mr. Sheridan served as Executive Vice President of Operations at CardioNet, Inc., a medical technology company. From March 1998 to May 2002, he served as Vice President of Operations at Digirad Corporation, a medical imaging company. Mr. Sheridan holds a B.S. degree in Chemistry from the University of West Florida and an M.B.A. from Boston University.
Jorge J. Quinoy
     Jorge J. Quinoy has served as Volcano’s Vice President of Global Sales since July 2003. From August 2001 to July 2003, Mr. Quinoy served as the Vice President of Sales for Jomed, Inc., a medical technology company. From January 2001 to August 2001, Mr. Quinoy served as the Vice President of Sales for Altiva Corporation, a medical technology company. From 1999 to 2000, Mr. Quinoy served as Vice President of Sales for Medtronic AVE, Inc. Mr. Quinoy holds a B.S. in Public Relations and Marketing from the University of Florida.
Michel E. Lussier
     Michel E. Lussier has served as Managing Director of Volcano Europe since March 2006. In July 2007, he was appointed President of Volcano Europe and Clinical and Scientific Affairs. From July 2002 to March 2006, Mr. Lussier served as Volcano’s Vice President, General Manager of Europe, Africa and Middle East Operations. In February 2002, Mr. Lussier founded MedPole S.A./ N.V., a European distribution incubator for medical device start up companies located in Brussels. From October 1998 to January 2002, Mr. Lussier served as the Vice President and General Manager, Europe of Novoste Corp., a medical technology company. Mr. Lussier holds a B.S. in Electrical Engineering and an M.S. in Biomedical Engineering from the University of Montreal and an M.B.A. from INSEAD.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information with respect to beneficial ownership of Volcano’s common stock, as of March 31, 2008, by (i) each beneficial owner known by Volcano to be the beneficial owner of 5% or more of the outstanding shares of Volcano’s common stock, (ii) each of Volcano’s named executive officers, (iii) each of Volcano’s directors and nominees for directors and (iv) all of Volcano’s executive officers and directors as a group.
     This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the Securities and Exchange Commission, or the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 31, 2008 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. To Volcano’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o Volcano Corporation, 2870 Kilgore Road, Rancho Cordova, California 95670.
     Each stockholder’s percentage ownership is based on 47,496,748 shares of Volcano’s common stock outstanding as of March 31, 2008, adjusted as required by rules promulgated by the SEC.

	Beneficial Ownership
	Shares	Percent of Total
5% Stockholders:
Entities affiliated with OrbiMed Advisors, LLC (1) 767 Third Avenue, 30th Floor New York, NY 10017	2,365,683	5.0%
Entities affiliated with Domain Partners V, L.P. (2) One Palmer Square, Suite 515 Princeton, NJ 08542	6,797,401	14.3%
Capital Research Global Investors (3) 333 South Hope Street Los Angeles, CA 90071	3,409,800	7.2%
Waddell & Reed Financial, Inc. (4) 6300 Lamar Avenue Shawnee Mission, KS 66201	2,571,564	5.4%
Wellington Management Company, LLP (5) 75 State Street Boston, MA 02109	3,326,340	7.0%
Entities affiliated with Next Century Growth Investors, LLC (6) 5500 Wayzata Blvd., Suite 1275 Minneapolis, MN 55416	3,192,105	6.7%

Directors and Executive Officers:
Olav B. Bergheim (7)	501,349	1.1%
Connie R. Curran, RN, Ed.D.(8)	29,000	*
Kieran T. Gallahue (9)	27,333	*
Lesley H. Howe (10)	38,142	*
Alexis V. Lukianov (11)	24,666	*
Ronald A. Matricaria (12)	86,181	*
John Onopchenko (13)	28,000	*
R. Scott Huennekens (14)	1,136,203	2.3%
John T. Dahldorf (15)	335,812	*
Vincent J. Burgess (16)	295,153	*
John F. Sheridan (17)	305,499	*

	Beneficial Ownership
	Shares	Percent of Total
Jorge J. Quinoy (18)	284,010	*
Michel E. Lussier (19)	169,430	*
All directors and executive officers as a group (13 persons) (20)	3,260,778	6.5%

*	Indicates ownership of less than 1%

(1)	Consists of 1,578,832 shares held by Caduceus Private Investments II, LP, 591,146 shares held by Caduceus Private Investments II (QP), LP and 195,705 shares held by UBS Juniper Crossover Fund, LLC. OrbiMed Advisors, LLC acts as investment adviser to UBS Juniper Crossover Fund, LLC. OrbiMed Capital GP II LLC acts as investment adviser to Caduceus Private Investments II LP and Caduceus Private Investments II (QP), LP. Samuel D. Isaly owns controlling interests in OrbiMed Advisors, LLC and OrbiMed Capital GP II LLC and has investment and voting control over these shares. Mr. Isaly disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in such shares. Robert J. Adelman, M.D. is a principal of OrbiMed Advisors, LLC, an affiliate of Caduceus Private Investments II LP, Caduceus Private Investments II (QP), LP and UBS Juniper Crossover Fund, LLC.

(2)	Based upon a Schedule 13G/A filed with the SEC on February 7, 2008 by Domain Partners V, L.P., on behalf of itself, DP V Associates, L.P., Domain Partners IV, L.P., DP IV Associates, L.P. and Domain Associates, L.L.C., reporting beneficial ownership as of December 31, 2007. According to the Schedule 13G filed by Domain Partners V, L.P., Domain Partners V, L.P. has sole voting and dispositive power over 3,885,309 shares of our common stock, DP V Associates, L.P. has sole voting and dispositive power over 91,781 shares of our common stock, Domain Partners IV, L.P. has sole voting and dispositive power over 2,743,370 shares of our common stock, DP IV Associates, L.P. has sole voting and dispositive power over 21,703 shares of our common stock and Domain Associates, L.L.C. has sole voting and dispositive power over 55,238 shares of our common stock. One Palmer Square Associates V, L.L.C. is the general partner of Domain Partners V, L.P. and DP V Associates, L.P. and One Palmer Square Associates IV, L.L.C. is the general partner of Domain Partners IV, L.P. and DP IV Associates, L.P. The managing members of One Palmer Square Associates V, L.L.C. are James C. Blair, Ph.D., Brian H. Dovey, Jesse I. Treu, Kathleen K. Schoemaker and Robert J. More. The managing members of One Palmer Square Associates IV, L.L.C. are Dr. Blair, Mr. Dovey, Mr. Treu and Ms. Schoemaker. The managing members of One Palmer Square Associates IV, L.L.C. and One Palmer Square Associates V, L.L.C. share voting and investment control over these shares. The managing members of One Palmer Square Associate IV, L.L.C. and One Palmer Square Associates V, L.L.C. disclaim beneficial ownership of these shares except to the extent of their pecuniary interest in such shares. The Schedule 13G filed by Domain Partners V, L.P. provides information only as of December 31, 2007 and, consequently, the beneficial ownership of above-mentioned reporting persons may have changed between December 31, 2007 and March 31, 2008.

(3)	Based solely upon a Schedule 13G filed with the SEC on February 11, 2008 by Capital Research Global Investors, reporting beneficial ownership as of December 31, 2007. According to the Schedule 13G filed by Capital Research Global Investors, Capital Research Global Investors was the beneficial owner of 3,409,800 shares of our common stock. Capital Research Global Investors disclaims beneficial ownership pursuant to Rule 13d-4. The Schedule 13G filed by Capital Research Global Investors provides information only as of December 31, 2007 and, consequently, the beneficial ownership of above-mentioned reporting persons may have changed between December 31, 2007 and March 31, 2008.

(4)	Based solely upon a Schedule 13G/A filed with the SEC on February 1, 2008 by Ivy Investment Management Company, on behalf of itself, Waddell & Reed Investment Management Company, Waddell & Reed, Inc., Waddell & Reed Financial Services, Inc. and Waddell & Reed Financial, Inc., reporting beneficial ownership as of December 31, 2007. According to the Schedule 13G filed by Ivy Investment Management Company, Ivy Investment Management Company has direct sole voting and dispositive power over 709,844 shares of our common stock, Waddell & Reed Investment Management Company has direct sole voting and dispositive power over 1,861,720 shares of our common stock, Waddell & Reed, Inc. has indirect sole voting and dispositive power over 1,861,720 shares of our common stock, Waddell & Reed Financial Services, Inc. has indirect sole voting and dispositive power over 1,861,720 shares of our common stock and Waddell & Reed Financial, Inc. has indirect sole voting and dispositive power over 2,571,564 shares of our common stock. The Schedule 13G filed by Ivy Investment Management Company provides information only as of December 31, 2007 and, consequently, the beneficial ownership of above-mentioned reporting persons may have changed between December 31, 2007 and March 31, 2008.

(5)	Based solely upon a Schedule 13G filed with the SEC on February 14, 2008 by Wellington Management Company, LLP, or Wellington Management, reporting beneficial ownership as of December 31, 2007. According to the Schedule 13G filed by Wellington Management, Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own 3,326,340 shares of our common stock which are held of record by clients of Wellington Management. Wellington Management shares power to vote or direct the vote over 2,904,080 shares of our common stock and shares power to dispose or to direct the disposition of 3,326,340 shares of our common stock. The Schedule 13G filed by Wellington Management provides information only as of December 31, 2007 and, consequently, the beneficial ownership of above-mentioned reporting persons may have changed between December 31, 2007 and March 31, 2008.

(6)	Based solely upon a Schedule 13G filed with the SEC on February 14, 2008 by Next Century Growth Investors, LLC, or Next Century, on behalf of itself, Thomas L. Press and Donald M. Longlet, reporting beneficial ownership as of December 31, 2007. According to the Schedule 13G filed by Next Century, each of the following shares voting and dispositive power 3,192,105 shares of our common stock: (i) Next Century, a registered investment adviser, by virtue of its investment discretion and/or voting power over client securities, which may be revoked, (ii) Thomas L. Press, who serves as Director, Chairman and Chief Executive Officer of Next Century and (iii) Donald M. Longlet, who serves as Director and President of Next Century. Mr. Press owns in excess of 25% of Next Century and is a controlling person of Next Century. Each of Next Century, Thomas L. Press and Donald M. Longlet disclaim beneficial ownership of the shares except to the extent of each of their respective pecuniary interest therein. The Schedule 13G filed by Next Century provides information only as of December 31, 2007 and, consequently, the beneficial ownership of above-mentioned reporting persons may have changed between December 31, 2007 and March 31, 2008.

(7)	Includes 471,942 shares held by Fjordinvest, LLC and 19,281 shares held by Micro LLC. Mr. Bergheim, a member of Volcano’s Board of Directors, is the president of Micro LLC, the managing member of Fjordinvest, LLC and exercises voting and dispositive power over the shares held by Fjordinvest, LLC and Micro LLC. Mr. Bergheim disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in such shares. Also includes 8,000 shares of Volcano common stock that Mr. Bergheim has the right to acquire pursuant to options exercisable within 60 days of March 31, 2008.

(8)	Includes 28,000 shares of Volcano common stock that Dr. Curran has the right to acquire pursuant to options exercisable within 60 days of March 31, 2008.

(9)	Includes 27,333 shares of Volcano common stock that Mr. Gallahue has the right to acquire pursuant to options exercisable within 60 days of March 31, 2008.

(10)	Includes 26,181 shares of Volcano common stock that Mr. Howe has the right to acquire pursuant to options exercisable within 60 days of March 31, 2008.

(11)	Includes 24,666 shares of Volcano common stock that Mr. Lukianov has the right to acquire pursuant to options exercisable within 60 days of March 31, 2008.

(12)	Includes 26,181 shares of Volcano common stock that Mr. Matricaria has the right to acquire pursuant to options exercisable within 60 days of March 31, 2008.

(13)	Includes 28,000 shares of Volcano common stock that Mr. Onopchenko has the right to acquire pursuant to options exercisable within 60 days of March 31, 2008.

(14)	Includes 1,071,203 shares of Volcano common stock that Mr. Huennekens has the right to acquire pursuant to options exercisable within 60 days of March 31, 2008.

(15)	Includes 316,312 shares of Volcano common stock that Mr. Dahldorf has the right to acquire pursuant to options exercisable within 60 days of March 31, 2008.

(16)	Includes 153,238 shares of Volcano common stock that Mr. Burgess has the right to acquire pursuant to options exercisable within 60 days of March 31, 2008.

(17)	Includes 293,499 shares of Volcano common stock that Mr. Sheridan has the right to acquire pursuant to options exercisable within 60 days of March 31, 2008.

(18)	Includes 1,000 shares held by Sylvia T. Quinoy as custodian for Michael George Quinoy. Mr. Quinoy exercises voting and investment power over these shares. Also includes 232,385 shares of Volcano common stock that Mr. Quinoy has the right to acquire pursuant to options exercisable within 60 days of March 31, 2008.

(19)	Includes 158,180 shares of Volcano common stock that Mr. Lussier has the right to acquire pursuant to options exercisable within 60 days of March 31, 2008.

(20)	Includes options held by certain executive officers and directors of Volcano to purchase an aggregate of 2,393,178 shares of Volcano common stock within 60 days of March 31, 2008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires Volcano’s directors, executive officers and holders of more than 10% of a registered class of Volcano equity securities to file reports with the SEC regarding their ownership and changes in ownership of Volcano stock. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Volcano with copies of all Section 16(a) forms they file.
     To Volcano’s knowledge, based solely on a review of the copies of such reports furnished to Volcano and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that due to delays in receiving Mr. Onopchenko’s EDGAR filing codes from the SEC, a Form 4 for Mr. Onopchenko was filed late on June 13, 2007.
EQUITY COMPENSATION PLAN INFORMATION
     The following table provides certain information with respect to all of Volcano’s equity compensation plans in effect as of December 31, 2007:

Number of securities
	Number of securities		remaining available for
	to be issued upon	Weighted-average	issuance under equity
	exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,337,358	$8.90	4,481,646 (1)
Equity compensation plans not approved by security holders	—	—	—

Total	5,337,358	$8.90	4,481,646 (1)

(1)	Available for the grant of future rights under Volcano’s 2000 Long Term Incentive Plan, 2005 Equity Compensation Plan and 2007 Employee Stock Purchase Plan as of December 31, 2007.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     This section discusses the material principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and other quantitative information that follows this section.
     General Philosophy. The compensation of our executive officers is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above our expectations. Our executive officers’ compensation has three primary components — salary, a cash incentive bonus or with respect to Jorge J. Quinoy, our Vice President of Global Sales, a sales commission plan, and stock-based awards. In addition, we provide our executive officers with benefits that are generally available to our salaried employees. The Compensation Committee fixes the base salary of each of our executive officers at a level it believes enables us to hire and retain individuals in a competitive environment and rewards satisfactory individual performance and a satisfactory level of contribution to our overall business goals. The Compensation Committee reviews and takes into account the base salaries paid by other comparable publicly traded companies - companies with which we believe we compete for talent. These “peer group” companies, which are described in the section entitled “Information Regarding the Board of Directors and Corporate Governance — Compensation Committee Processes and Procedures,” are comprised of representative medical device and medical equipment and supplies companies most similar to Volcano based on market capitalization and revenues. The Compensation Committee designed the cash incentive bonuses to focus our executive officers on achieving key operational and/or financial objectives within a yearly time horizon. These objectives, which we refer to as our “key factors for success,” are established and then presented to the Compensation Committee by management for review and approval. We use stock-based awards to reward long-term performance; these stock-based awards are intended to produce significant value for each executive officer if our performance is outstanding and if the executive officer has an extended tenure with us.
     Our executive officers’ total compensation is determined based on the performance of the company, including annual revenue growth, performance to plan and execution of individual and corporate-wide strategic initiatives. At the beginning of each fiscal year, our management establishes a pool for cash bonuses in conjunction with the preparation of its annual operating budget. The pool is presented to, and approved by, the Board of Directors. Bonus awards are tied to the achievement of the key factors of success and the bonus pool may be adjusted upward or downward based on variances between actual performance and the annual operating budget established and approved by the Board in the first quarter of each year. Any such change in the cash bonus pool is approved by the Board of Directors. Actual bonuses are based on the Compensation Committee’s assessment after the end of the fiscal year of the extent to which we have achieved our key factors of success.
     Role of Our Compensation Committee. The Compensation Committee has overall responsibility in reviewing, evaluating, approving, administering and interpreting our executive compensation and benefit, policies, programs and plans, including our equity compensation plans. Our Compensation Committee is appointed by our Board of Directors, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Code and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. Our Compensation Committee is comprised of Ronald A. Matricaria (Chairman), Alexis V. Lukianov and Connie Curran, RN, Ed.D.
     Our Compensation Committee has the full power and authority to, among other things, evaluate our President and Chief Executive Officer, executive officers and Directors, make decisions with respect to corporate goals and objectives relevant to our President and Chief Executive Officer’s compensation, make decisions with respect to the compensation of all of our executive officers and review and approve for each executive officer:
•	the annual base salary level;

•	the annual incentive opportunity level;

•	long-term incentive opportunity level;

•	employment agreements, severance agreements and change in control provisions/agreements; and

•	any special or supplemental benefits.
     The Compensation Committee retains the services of DolmatConnell & Partners to review our policies and procedures with respect to executive officer compensation. In particular, in January 2007, DolmatConnell & Partners reviewed the competitiveness and structure of our executive officers’ and Board of Directors’ compensation programs to ensure that the levels of compensation are appropriately positioned to attract and retain senior management.
     The Compensation Committee performs an annual strategic review in the first quarter of each year of our executive officers’ cash compensation and stock and option holdings to determine whether they provide adequate incentives and motivation to our executive officers and whether they adequately compensate our executive officers relative to comparable officers in other comparative companies. This review by the Compensation Committee occurred in January 2007 and February 2008. Compensation Committee meetings typically have included, for all or a portion of each meeting, not only the committee members but also our President and Chief Executive Officer and our Chief Financial Officer. For compensation decisions, including decisions regarding the grant of equity compensation relating to executive officers (other than our President and Chief Executive Officer), the Compensation Committee typically considers the recommendations of our President and Chief Executive Officer. In setting compensation for executive officers, the Compensation Committee assesses the performance of the company, including annual revenue growth, performance against the annual operating budget and other key factors for success, as well as individual contributions to the achievement of such factors.
     Additional information regarding the Compensation Committee’ processes and procedures are described in the section entitled “Information Regarding the Board of Directors and Corporate Governance — Compensation Committee Processes and Procedures.”
     Components of Our Executive Officer Compensation. Our executive officer compensation program consists of three principal components: base salary, annual cash bonuses and Long-Term Incentive Compensation. The Compensation Committee views the three components of our executive officer compensation as related but distinct. Although the Compensation Committee does review total compensation, the Compensation Committee does not believe that increases or decreases in the value of stock-based equity awards previously granted should significantly impact the determination of current levels of cash or equity based compensation. The Compensation Committee determines the appropriate level for each compensation component based in part, but not exclusively, on its view of internal equity and consistency, individual performance and other information it deems relevant. The Compensation Committee believes that stock-based awards, such as stock options and restricted stock units, or RSUs, are the primary motivator in attracting and retaining executives, and that salary and cash incentive bonuses are secondary considerations. Except as described below, the Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation. This is due to the small size of our executive team and the need to tailor each executive officers’ award to attract and retain that executive officer.
     Base Salaries. R. Scott Huennekens and John T. Dahldorf each entered into an employment agreement with us in February 2006 that provides for an initial base salary, subject to annual increases determined by the Board of Directors or the Compensation Committee. The employment agreements for each of Messrs. Huennekens and Dahldorf were subsequently amended in February 2008 to clarify the manner in which the respective agreements comply with recent changes to applicable tax laws and to reflect their respective current rate of base salary and target bonus in 2008. Michel E. Lussier entered into a Managing Director Agreement with us in March 2006 that provides for an initial base salary, subject to appropriate review. For all other executives, employment is “at-will” and the terms of employment are specified in formal offer letters which are extended to all executives prior to the commencement of employment.
     In January 2007, the Compensation Committee established our executive officers’ base salaries after reviewing their then current salaries and achievement of company and individual performance, functional responsibilities, as well as general economic factors. In addition, the base salaries of Messrs. Huennekens, Dahldorf and Lussier were determined, in part, based on market data from DolmatConnell & Partners compiled from our peer group. Other considerations in determining base salary were the executive officers’ past experience, salary history and changes in responsibilities and duties during the year. The Compensation Committee uses a market composite prepared by DolmatConnell & Partners to evaluate the competitiveness of total compensation provided to our executive officers. For 2007, the Compensation Committee targeted the 50th percentile of our peer group companies in establishing the base salaries of our executive officers. The Compensation Committee met in an executive session to review and approve Mr. Huennekens’ salary.
     Based on the peer group data compiled by DolmatConnell & Partners and following extensive discussions with Mr. Huennekens and Mr. Dahldorf, the Compensation Committee established the 2007 base salaries for John F. Sheridan, Jorge J. Quinoy and Vincent J. Burgess in January 2007. These amounts were determined based on levels that the Compensation Committee concluded were appropriate based upon salaries for comparable positions within the industry and our general experience. In determining annual salary increases, the Compensation Committee also took into consideration third party market data regarding the compensation levels of comparable companies within the executive officer’s home-based country and geographic region. Generally, executive salaries are adjusted effective January 1st of each year. In determining Mr. Lussier’s base salary, the Compensation Committee took into consideration the base salaries paid to executives serving in comparable positions, such as Head of Sales and Marketing and Head of Operations, in the peer group of companies. The base salary for Mr. Lussier, President of Volcano Europe and Clinical and Scientific Affairs, was set at $349,989, which reflects the conversion of Mr. Lussier’s salary from Euros at the then applicable exchange rate.
     The 2007 base salaries in dollars, and as a percentage of the median cash salaries paid to executives serving in similar or comparable positions in the peer group of companies, is as follows:

			Percentage Variance
		Median Peer Group	Compared to Median Peer
Executive Officer	2007 Base Salary	2007 Base Salary	Group 2007 Base Salary
R. Scott Huennekens	$360,500	$449,000	-20%
John T. Dahldorf	$256,250	$253,000	1%
Vincent J. Burgess	$225,872	$237,000	-5%
Michel E. Lussier	$349,989	$217,000	61%
Jorge J. Quinoy	$250,000	$236,000	6%
John F. Sheridan	$237,664	$240,000	-1%
Average	$280,046	$272,000	7%
     Annual Cash Bonuses. Our executive officers’ total compensation is determined based on the performance of the company, including annual revenue growth, performance against the annual operating budget and execution of individual and corporate-wide strategic initiatives. In January 2007, management established a pool for cash bonuses in conjunction with the preparation of its 2007 annual operating budget. This bonus pool was adjusted upward in the third and fourth quarters of 2007 as actual performance of certain key factors for success was ahead of plan, in particular with respect to revenue and margin. This adjustment was approved by the Board of Directors. The actual bonuses awarded to executives for 2007 were based on the Compensation Committee’s assessment after the end of the fiscal year of the extent to which we achieved our key factors of success. As described below, in lieu of a cash bonus, Mr. Quinoy is eligible to receive sales commissions, pursuant to his sales commission plan. Annual cash incentive bonuses for our executive officers, except for Mr. Quinoy, are based on the achievement of our annual key factors for success, which include company-wide and departmental or functional area goals and objectives, as well as individual performance contributing to the achievement of such goals and objectives. In particular, in the beginning of 2007, Mr. Huennekens and other officers of the Company determined the goals and objective for 2007, which we refer to as the key factors of success. In January 2007, Mr. Huennekens presented to the Compensation Committee these key factors for success, which consist of:
•	achievement of annual revenue, gross margin and operating income targets;

•	timely and successful release of new products and product enhancements;

•	establishment and successful integration of strategic partnerships and collaborations;

•	status and results of ongoing clinical activities;

•	implementation and effectiveness of product and market expansion strategies;

•	achievement of sales force direction, focus and expansion; and

•	maintenance of positive corporate culture, retention and hiring.
     These key factors of success were approved by the Compensation Committee and our Board of Directors in conjunction with the approval of our annual operating budget. The annual operating budget includes a discretionary bonus pool from which executive, director and management level bonuses are paid. The bonus pool was established based on a percentage increase over the prior year and based on growth in revenue. In February 2008, the Compensation Committee reviewed with our management the extent to which each of the 2007 key factors for success had been achieved. Based on a quantitative and qualitative review of each key factors for success, including individual performance in achieving such goals and objectives, the Compensation Committee determined each individual’s annual cash incentive bonus.
     Annual cash incentive bonuses for Mr. Huennekens and Mr. Dahldorf are established as part of their respective individual employment agreements, each of which were entered into in February 2006 and amended in February 2008. For 2007, the target cash incentive bonus amount provided for each of Mr. Huennekens and Mr. Dahldorf were as follows:
•	R. Scott Huennekens, President and Chief Executive Officer: 50% of base salary

•	John T. Dahldorf, Chief Financial Officer and Secretary: 40% of base salary
     For 2007, Mr. Huennekens and Mr. Dahldorf earned an annual base salary of $360,500 and $256,250, respectively. Each of their employment agreements provide that these target cash incentive bonus percentages shall be reviewed annually by our Board of Directors or the Compensation Committee and, in its sole discretion, may be adjusted upward.
     In February 2008, following review by the Compensation Committee of the achievement of the 2007 key factors of success, including the individual contribution of each individual, the Compensation Committee awarded Mr. Huennekens a cash bonus of $360,000, representing approximately 100% of his 2007 annual base salary, and awarded Mr. Dahldorf a cash bonus of $100,000, representing approximately 39% of his 2007 annual base salary, each for their performance in the year ended December 31, 2007. In determining the cash bonus to Mr. Huennekens, the Compensation Committee specifically considered Mr. Huennekens’ role as our chief executive and his leadership in driving the achievement of the key factors of success in 2007. Mr. Lussier is eligible, at the discretion of Volcano Europe, to receive a cash bonus depending on the achievement of the key factors for success. In February 2008, Mr. Lussier received a cash bonus of $75,000 (which was converted and paid in Euros at the then applicable exchange rate) for his performance in 2007, representing approximately 21% of his 2007 annual base salary. Mr. Lussier’s cash bonus was based primarily on the achievement of such factors as they relate to the overall financial and corporate performance of Volcano Europe. In February 2008, Mr. Burgess was awarded a cash bonus of $125,000, representing approximately 55% of his 2007 annual base salary, and Mr. Sheridan was awarded a cash bonus of $50,000, representing approximately 21% of his 2007 annual base salary. As described below, in lieu of a cash bonus, Mr. Quinoy is eligible to receive sales commissions, pursuant to his sales commission plan.
     If the performance objectives that led to a bonus determination were to be restated, or found not to have been met to the extent originally believed by the Compensation Committee, the Compensation Committee will determine at such time whether it would be appropriate to recover bonuses from our executive officers.
     In January 2008, our management established the key factors for success for 2008. In February 2008, our Compensation Committee reviewed and approved such key factors for success for our fiscal year ending December 31, 2008. These performance objectives include specific objectives relating to the achievement of personal and company-wide performance milestones. The performance criteria were approved by our Board of Directors in conjunction with the approval of our annual operating budget. The annual operating budget includes a discretionary bonus pool from which executive, director and management level bonuses are paid. The bonus pool was established based on a percentage increase over the prior year and based on growth in revenue.

     Sales Commission Plan. The cash incentive compensation of Mr. Quinoy, our Vice President of Global Sales, is comprised of sales commissions, pursuant to his sale commission plan. The plan contains a two-tiered commission rate structure. An “at plan” commission rate is applied to the achievement of reported Volcano revenue up to the quotas established for Mr. Quinoy. An “over plan” commission rate is applied to the achievement of reported Volcano revenue that exceeds the “at plan” quotas established for Mr. Quinoy. For 2007, the amount of Mr. Quinoy’s sales commission was based on total revenues generated from the sale and utilization of IVUS and FM disposable products in the U.S., Japan and Asia Pacific, Latin America and Canada (APLAC) sales regions. In accordance with the sales commission plan, at the end of each quarter, 50% of the earned “at plan” sales commissions for such quarter were paid to Mr. Quinoy, and the remaining sales commissions, including amounts earned at the “over plan” commission rate, were paid after the fiscal year end, upon approval of the Board. Mr. Quinoy must be employed with Volcano for the entire quarter for that quarter’s earned commissions, and for the entire year to quality for the annual commission. For 2007, Mr. Quinoy earned cash compensation of $344,168, comprised of $250,000 in base salary, $75,000 in sales commissions at the “at plan” commission rate structure and $19,168 at the “over plan” commission rate structure.
     Long-Term Incentive Compensation. Stock-based awards provide our executive officers with the opportunity to build an equity interest in the company and to share in the potential appreciation of the value of our common stock. In 2007, our stock-based awards were comprised of stock option grants. Stock options are granted at the fair market value of our common stock on the date of the grant. We may not grant stock options at a discount to fair market value or reduce the exercise price of outstanding stock options except in the case of a stock split or other similar event, as defined in Volcano’s equity compensation plans administered by the Compensation Committee. We do not grant stock options with a so-called “reload” feature, nor do we loan funds to executive officers to enable them to exercise stock options. Our long-term performance ultimately determines the value of stock options, because gains from stock option exercises are entirely dependent on the long-term appreciation of our stock price. Factors influencing stock option grants to executive officers include individual performance, the relative levels of responsibility, competitiveness with other growth-oriented companies, contributions to our business, and overall company performance, including revenue and sales growth.
     The guidelines for the number of stock options for each participant under the equity compensation plans are generally determined by applying several factors to the salary and performance level of each participant and then related to the approximate market price of the stock at the time of grant. In granting stock options to our executive officers, the Compensation Committee takes into consideration the total number of stock options previously awarded to the executive officer and their level of beneficial ownership of the company. The Compensation Committee also considers the recommendations of Mr. Huennekens and Mr. Dahldorf in determining stock option grant recommendations for our other executive officers.
     For an initial grant, stock options generally vest 25% on the first anniversary of the original vesting date, with the balance vesting monthly over the remaining three years. For subsequent grants to executive officers, the options generally vest monthly over a four-year term. We generally grant options that are exercisable immediately regardless of the vesting status of the option with the company retaining a right to repurchase exercised unvested shares at the original exercise price of the option.
     In January 2007, the Compensation Committee adopted a written policy for the granting of stock options. Under the policy, the Compensation Committee is responsible for granting stock options to the executive officers. For 2007, stock options to the executive officers were granted by the Compensation Committee at their January 2007 meeting. The Stock Option Committee, comprised of our Chief Executive Officer and our Chief Financial Officer, has the been delegated the authority by the Compensation Committee to grant options and other equity-based awards to employees that are not executive officers. The Stock Option Committee meets on the first business day of the first month of each quarter. Options are granted at the first meeting of the Stock Option Committee following the employee’s hire or promotion. Our policy is to also grant annual awards to certain key employees. The options granted by the Stock Option Committee are reported to the Compensation Committee. Options granted in 2007 were granted at the fair market value on the date of grant, which is the closing price as listed on NASDAQ Global Market on the grant date.

     Other Benefits. Our U.S.-based executive officers also participate in our other benefit plans on the same terms as other employees. These plans include medical, dental, life and disability insurance. Relocation benefits also are reimbursed and are individually negotiated when they occur. Except as described below for Mr. Lussier, we do not provide any perquisites or other benefits to senior management. These benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees. In lieu of our standard set of benefits for executive officers, Mr. Lussier receives benefits that are customary for executives in his home country of Belgium and the European Union.
     Pension Benefits. Our named executive officers did not participate in, or otherwise receive any benefits under, any tax qualified defined pension or retirement plan sponsored by us during the year ended December 31, 2007.
     401(k) Plan. We maintain a retirement savings plan, or 401(k) Plan, for the benefit of our eligible U.S. based executives and employees. Our 401(k) Plan is intended to qualify as a defined contribution arrangement under Sections 401(a), 401(k) and 501(a) of the Code. Participants may elect to defer a percentage of their eligible pretax earnings each year or contribute a fixed amount per pay period up to the maximum contribution permitted by the Code. All participants’ plan accounts are 100% vested at all times. All assets of our 401(k) Plan are currently invested, subject to participant-directed elections, in a variety of mutual funds chosen from time to time by us in our capacity as plan administrator. Subject to certain governmental regulations, distribution of a participant’s vested interest may occur upon termination of employment, including by reason of retirement, death or disability. In 2007, we did not make matching or other contributions to our 401(k) plan. Mr. Lussier and our non-U.S. based employees receive retirement benefits that are customary to their home countries.
     Nonqualified Deferred Compensation. Other than the 401(k) Plan, during the year ended December 31, 2007, our named executive officers did not contribute to, or earn any amounts with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.
     Employment Agreements, Change in Control Arrangements, and Other Agreements. We have formal employment agreements with Mr. Huennekens, our President and Chief Executive Officer, and Mr. Dahldorf, our Chief Financial Officer and Secretary. For all other executives, employment is “at-will” and the terms of employment are specified in formal offer letters which are extended to all executives prior to the commencement of employment. Other than Messrs. Huennekens and Dahldorf, none of our executive officers are entitled to any type of severance upon termination of employment. Under our option award agreements, including those agreements with each of our named executive officers, our right of repurchase shall lapse with respect to shares of our common stock issued or issuable upon the exercise of stock options upon a change in control transaction.
     Mr. Huennekens’ employment agreement provides that upon a change in control (as defined in his employment agreement), we must require any successor to all or substantially all of our assets or business to expressly assume Mr. Huennekens’ employment agreement. Termination of Mr. Huennekens’ employment without cause (as defined in his employment agreement) or notification of resignation for good reason (as defined in his employment agreement) by Mr. Huennekens, including written notice of resignation during the sixty day period following the date which is six months after a change in control, will entitle Mr. Huennekens to severance payments, including receipt of two times his then-current base salary, a pro-rated bonus for the year in which the termination occurs and two years of non-health insurance premiums, subject to execution of a general mutual release of Volcano and Mr. Huennekens. In the event that Mr. Huennekens’ employment is terminated due to his disability, Mr. Huennekens will be entitled to certain severance payments, including receipt of his then-current base salary, a pro-rated bonus for the year in which the termination occurs and one year of non-health insurance premiums, subject to execution of a release. In the event of Mr. Huennekens’ death while employed by Volcano, Volcano will pay to Mr. Huennekens’ heirs any unpaid benefits accrued or earned pursuant to the employment agreement or Volcano’s benefit plans and programs and, subject to execution of a release, a lump sum amount, including receipt of his then-current base salary, a pro-rated bonus for the year and one year of non-health insurance premiums. In addition, Volcano may be required to pay an additional “gross-up” amount to Mr. Huennekens to the extent such payments constitute excess parachute payments as defined in Section 280G of the Code. The employment agreement for Mr. Huennekens was amended in February 2008 to clarify the manner in which his agreement complies with recent changes to applicable tax laws and to reflect his respective current rate of base salary and target bonus in 2008.

     Mr. Dahldorf’s employment agreement provides that upon a change in control (as defined in his employment agreement), we must require any successor to all or substantially all of our assets or business to expressly assume Mr. Dahldorf’s employment agreement. Termination of Mr. Dahldorf’s employment without cause (as defined in his employment agreement) or notification of resignation for good reason (as defined in his employment agreement) by Mr. Dahldorf, including written notice of resignation during the sixty day period following the date which is six months after a change in control, will entitle Mr. Dahldorf to severance payments, including receipt of two times his then-current base salary, a pro-rated bonus for the year in which the termination occurs and two years of non-health insurance premiums, subject to execution of a general mutual release of Volcano and Mr. Dahldorf. In the event that Mr. Dahldorf’s employment is terminated due to his disability, Mr. Dahldorf will be entitled to certain severance payments, including receipt of his then-current base salary, a pro-rated bonus for the year in which the termination occurs and one year of non-health insurance premiums, subject to execution of a release. In the event of Mr. Dahldorf’s death while employed by Volcano, Volcano will pay to Mr. Dahldorf’s heirs any unpaid benefits accrued or earned pursuant to the employment agreement or Volcano’s benefit plans and programs and, subject to execution of a release, a lump sum amount, including receipt of his then-current base salary, a pro-rated bonus for the year and one year of non-health insurance premiums. In addition, Volcano may be required to pay an additional “gross-up” amount to Mr. Dahldorf to the extent such payments constitute excess parachute payments as defined in Section 280G of the Code. The employment agreement for Mr. Dahldorf was amended in February 2008 to clarify the manner in which his agreement complies with recent changes to applicable tax laws and to reflect his respective current rate of base salary and target bonus in 2008.
     Our wholly-owned subsidiary, Volcano Europe, entered into a Managing Director Agreement in March 2006 with Mr. Lussier, appointing him Managing Director of Volcano Europe. On July 1, 2007, Mr. Lussier was appointed as President of Volcano Europe and Clinical and Scientific Affairs. Pursuant to the agreement, Mr. Lussier was entitled to an annual salary of $349,989 (which reflects the conversion of his salary from Euros at the then applicable exchange rate) in 2007. Mr. Lussier is also eligible, at the discretion of Volcano Europe, to receive a cash incentive bonus depending on the achievement of overall corporate goals. In addition, Mr. Lussier is entitled to a car allowance. In setting compensation for Mr. Lussier, the Compensation Committee considers the performance of the company and performance for Volcano Europe, including annual revenue growth, performance to plan and execution of individual and corporate-wide strategic initiatives.
     Evolution of Our Compensation Strategy. Our compensation strategy is necessarily tied to our stage of development. Accordingly, the specific direction, emphasis and components of our executive officer compensation program continue to evolve in parallel with the evolution of our business strategy. For example, in February 2008, as part of our annual equity compensation grant process, after review of market data provided by DolmatConnell & Partners regarding the types of equity awards granted by peer group companies, and to reduce potential dilution to our stockholders and the associated accounting expense, the Compensation Committee determined that restricted stock unit awards, or RSUs, would be granted to certain of our key employees, including to each of our named executive officers, under our 2005 Equity Compensation Plan. Each RSU represents a right to receive one share of our common stock (subject to adjustment for certain specified changes in our capital structure) upon the completion of a specified period of continued service. 25% of the RSUs will vest each year on the anniversary of the grant date, subject to the individual’s continued service through each such date, so that the award is fully vested on the fourth anniversary of the grant date.
     Our Compensation Discussion and Analysis will, in the future, reflect these and other evolutionary changes to our executive compensation structure.
     Accounting and Tax Considerations. Effective January 1, 2006, we adopted the fair value recognition provisions of FASB Statement No. 123 (revised 2004), “Share-Based Payment,” or SFAS No. 123R. Under SFAS No. 123R, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. Compensation expense and tax considerations relating to the expense of stock options under FAS123(R) are one of the many factors considered in the determination of stock option awards.
     Section 162(m) of the Code limits Volcano to a deduction for federal income tax purposes of up to $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation.” Stock option awards under our equity compensation plans, to the extent a Board of Directors or a committee of the Board of Directors granting such stock awards is composed solely of “outside directors,” are performance-based compensation within the meaning of Section 162(m) and, as such, are fully deductible. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. The Compensation Committee intends to continue to evaluate the effects of the compensation limits of Section 162(m) and to grant compensation awards in the future in a manner consistent with the best interests of Volcano and its stockholders.

Summary Compensation Table
     The following table sets forth certain summary information for the year indicated with respect to the compensation of Volcano’s principal executive officer, principal financial officer and the four other highest paid executive officers for the year ended December 31, 2007. The officers listed in the table below are referred to in this proxy statement as the “named executive officers.”
2006 AND 2007 SUMMARY COMPENSATION TABLE

							Non-Equity
						Option	Incentive Plan	All Other
		Salary		Bonus		Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)		($)(1)		($)(2)	($)(3)	($)		($)
R. Scott Huennekens	2007	360,500		360,000		717,455	—	—		1,437,955
President and Chief Executive Officer	2006	350,000		175,000		368,763	—	—		893,763

John T. Dahldorf	2007	256,250		100,000		261,835	—	—		618,085
Chief Financial Officer and Secretary	2006	250,000		80,000		117,533	—	—		447,533

Vincent J. Burgess	2007	225,872		125,000		196,633	—	—		547,505
Vice President of Business Development and Marketing	2006	220,363		75,000		52,081	—	—		347,444

Michel E. Lussier	2007	349,989	(4)	75,000	(6)	205,998	—	104,342	(7)	735,329
Managing Director of Volcano Europe and President of Volcano Europe and Clinical and Scientific Affairs	2006	338,039	(5)	35,000	(6)	434,297	—	84,665	(8)	892,001

Jorge J. Quinoy	2007	250,000		—		144,323	94,168	11,400	(9)	499,891
Vice President of Global Sales	2006	249,950		—		55,427	133,166	11,400	(9)	449,943

John F. Sheridan	2007	237,664		50,000		396,133	—	—		683,797
Executive Vice President of Research and Development and Operations	2006	231,867		60,000		241,959	—	—		533,826

(1)	The amounts for 2007 and 2006 represent cash bonuses that were awarded for services performed in the fiscal years ended December 31, 2007 and 2006, respectively. Annual bonuses earned during a fiscal year are paid in the first quarter of the subsequent fiscal year.

(2)	Represents the dollar amount recognized by Volcano for financial statement reporting purposes with respect to the indicated fiscal year in accordance with Financial Accounting Standards Board Statement 123(R), or FAS 123(R). These amounts have been calculated in accordance with FAS 123(R) using the Black-Scholes-Merton option-pricing model. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. No stock options were forfeited by any of our named executive officers during fiscal 2007 or 2006. For a description of the assumptions made in determining the FAS 123(R) valuation, please refer to Note 1-Summary of Significant Accounting Policies-Stock-Based Compensation to our audited financial statements in our Annual Report on Form 10-K for the applicable fiscal year.

(3)	Represents sales commissions earned in the fiscal years ended December 31, 2007 and 2006 pursuant to Mr. Quinoy’s sales commission plan.

(4)	Mr. Lussier’s salary reflects the conversion of his salary from Euros based on the average exchange rate during 2007, which was approximately 1.368 dollars to one Euro.

(5)	Includes an aggregate of $99,560 in fees paid to Mr. Lussier’s employer, Med Pole S.A./N.V., for the period of January 1, 2006 through March 31, 2006, and reflects the conversion of such fees from Euros based on the average exchange rate during such period, which was approximately 1.198 dollars to one Euro. Mr. Lussier’s salary for the period April 1, 2006 through December 31, 2006 reflects the conversion of his salary from Euros based on the average exchange rate during such period, which was approximately 1.274 dollars to one Euro.

(6)	Amounts in this column are determined in dollars and paid in Euros based on the exchange rate at the time the bonus was paid, which was approximately 1.485 dollars to one Euro for the 2007 bonus and approximately 1.303 dollars to one Euro for the 2007 bonus.

(7)	Represents payments made to Mr. Lussier, or on his behalf, for 2007, as follows: $3,991 for life insurance, $3,164 for disability insurance, $80,623 for health and pension insurance, $5,695 for a housing subsidy and $10,869 for a travel subsidy, which payments were made in Euros and converted to dollars based on the average exchange rate during 2007, which was approximately 1.368 dollars to one Euro.

(8)	Represents payments made to Mr. Lussier, or on his behalf, for (i) the period January 1, 2006 through March 31, 2006, in the amount of $12,104 for an auto allowance, which payment was made in Euros and converted to dollars based on the average exchange rate during such period, which was approximately 1.198 dollars to one Euro, and (ii) the period April 1, 2006 through December 31, 2006, as follows: $3,041 for life insurance, $2,411 for disability insurance, $56,843 for health and pension insurance, $3,977 for a housing subsidy and $6,289 for a travel subsidy, which payments were made in Euros and converted to dollars based on the average exchange rate during such period, which was approximately 1.274 dollars to one Euro.

(9)	Represents auto allowance paid to Mr. Quinoy.
Grants of Plan-Based Awards
     The following table summarizes grants of plan-based awards made to our named executive officers in 2007.
GRANTS OF PLAN-BASED AWARDS TABLE—FISCAL 2007

		Estimated Possible
		Payouts Under Non-	All Other Option
		Equity	Awards: Number		Grant Date
		Incentive Plan	of Securities	Exercise or Base	Fair Value
		Awards	Underlying	Price of Option	of Option
		Target	Options	Awards	Awards
Name	Grant Date	($)	(#)(1)	($/Sh)	($)(2)
R. Scott Huennekens	1/25/2007	—	160,000	19.11	1,514,272
John T. Dahldorf	1/25/2007	—	70,000	19.11	662,494
Vincent J. Burgess	1/25/2007	—	70,000	19.11	662,494
Michel E. Lussier	1/25/2007	—	40,000	19.11	378,568
Jorge J. Quinoy	—	75,000 (3)	—	—	—
	1/25/2007	—	45,000	19.11	425,889
John F. Sheridan	1/25/2007	—	70,000	19.11	662,494

(1)	The option vests as to 1/48th of the shares subject to the stock option monthly over four years commencing on the grant date. For more information on the terms of the stock options granted to our named executive officers in fiscal 2007, please see “Executive Compensation— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table— Option Awards” below.

(2)	Represents the grant date fair value of each award determined in accordance with FAS 123(R).

(3)	Represents Mr. Quinoy’s target sales commission under Mr. Quinoy’s sales commission plan for the fiscal year ended December 31, 2007. The actual amount earned by Mr. Quinoy under his sales commission plan for the fiscal year ended December 31, 2007 is $94,168.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
     Employment Agreements. Our Chief Executive Officer and Chief Financial Officer have entered into a written employment agreement with Volcano, Mr. Lussier entered into a Managing Director Agreement with Volcano Europe and Messrs. Burgess, Quinoy and Sheridan have entered into offer letters with Volcano. Descriptions of these agreements with our named executive officers are included under “Compensation Discussion and Analysis” above.
     Annual Cash Incentive Awards. Annual cash incentive bonuses for Mr. Huennekens and Mr. Dahldorf are established as part of their respective individual employment agreements. Mr. Lussier is eligible, at the discretion of Volcano Europe, to receive a cash incentive bonus depending on the achievement of overall corporate goals. Messrs. Burgess and Sheridan are eligible to receive an annual cash incentive bonus as determined by the Compensation Committee. Mr. Quinoy is eligible to receive sales commissions pursuant to his annual sales commission plan. For more information regarding our annual cash incentive awards, please see “Compensation Discussion and Analysis” above.

Equity Compensation Arrangements
     Volcano may grant, or has granted, stock options, restricted stock unit awards and other stock awards to its named executive officers through the equity plans set forth below. The following is a brief description of certain of the terms of stock awards that may be granted under such plans.
     2000 Long Term Incentive Plan
     Our 2000 Long Term Incentive Plan, or the 2000 Plan, was adopted in October 2000. When our 2005 Equity Compensation Plan, or the 2005 Plan, was approved by our stockholders in October 2005, all shares then remaining available for issuance under the 2000 Plan became available for issuance under the 2005 Plan. Any shares issued upon the exercise of awards outstanding under the 2000 Plan reduce the number of shares available for issuance under the 2005 Plan and any shares returned to the 2000 Plan as a result of termination of options or the repurchase of shares thereunder become available for issuance under the 2005 Plan. The following is a brief description of certain of the permissible terms of options granted under the 2000 Plan:
     Exercise Price and Term. The plan administrator determines the exercise price of options granted under the 2000 Plan, but with respect to all options, the exercise price must at least be equal to the fair market value of Volcano’s common stock on the date of grant. The term of an option may not exceed ten years. With respect to an incentive stock option granted to any participant who owns 10% of the voting power of all classes of Volcano’s outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date.
     Vesting. The plan administrator determines the vesting terms of options granted under the 2000 Plan, but shares subject to options under the 2000 Plan generally vest in a series of installments over an optionee’s period of service. Outstanding options granted to our executive officers under the 2000 Plan vest as to 1/4th of the shares of common stock subject to the stock option on the anniversary of the option grant date, and vest as to 1/48th of the shares subject to the stock option each month thereafter.
     Corporate Transactions. In the event of a significant corporate transaction, each outstanding option shall be assumed or an equivalent option or right will be substituted by a successor corporation or a parent or subsidiary of such successor corporation. If the successor corporation does not agree to assume the option or to substitute an equivalent option or right, the options will terminate upon the consummation of the transaction. Our form of optionee restriction agreement provides that our right of repurchase shall expire with respect to all of the shares acquired upon the consummation of a Company Sale (as defined in such agreement).
     2005 Equity Compensation Plan
     Our 2005 Plan was adopted in October 2005 and was amended by our Board of Directors in April 2007, as approved by our stockholders in June 2007. A maximum of 11,662,558 shares has been reserved for issuance under the 2005 Plan, as amended. During the year ended December 31, 2007, consistent with its practices for awarding stock options described in “Compensation Discussion and Analysis,” the Compensation Committee approved the grant of options to purchase an aggregate of 455,000 shares of our common stock to our named executive officers on January 25, 2007 under our 2005 Equity Compensation Plan, which grants were effective on January 25, 2007. The exercise price for these stock options is $19.11 per share, the closing price of Volcano’s common stock on January 25, 2007, the date of grant. The options vest as to 1/48th of the shares subject to the stock options monthly over four years commencing on the grant date. The options expire on January 25, 2014, unless they are forfeited or expire earlier in accordance with their terms.
     The 2005 Plan allows the grant of incentive stock options, nonqualified stock options, restricted stock awards, restricted stock unit awards and stock appreciation rights.
     Administration. Volcano’s Board of Directors or a duly authorized committee of the Board of Directors administers the 2005 Plan. The plan administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration, if any, payable upon the exercise of the award. With respect to options held by a person subject to Section 16 of the Exchange Act, the plan administrator may not amend existing awards to reduce their exercise price nor may the plan administrator institute an exchange program by which outstanding awards may be surrendered in exchange for awards with a lower exercise price.
     Stock Options. The plan administrator determines the exercise price of options granted under the 2005 Plan, but with respect to all options, the exercise price must at least be equal to the fair market value of Volcano’s common stock on the date of grant. The term of an option may not exceed seven years. With respect to an incentive stock option granted to any participant who owns 10% of the voting power of all classes of Volcano’s outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date.
     After termination of service, an employee, director or consultant, may exercise his or her option for the period of time as the plan administrator may determine. Generally, if termination is due to death or disability, the option will remain exercisable for one year. If termination is due to misconduct or breach of an employment agreement with Volcano, the option will terminate on the date of such termination or breach. In all other cases, the option will generally remain exercisable for ninety days. However, an option generally may not be exercised following the expiration of its term.
     Restricted Stock Awards and Restricted Stock Unit Awards. Restricted stock awards and restricted stock units may be granted under the 2005 Plan. Restricted stock awards and restricted stock units are awards covering shares of Volcano’s common stock that vest in accordance with terms and conditions established by the plan administrator. The plan administrator will determine the number of shares subject to the award granted to any employee, director or consultant. The plan administrator may impose whatever vesting restrictions it determines to be appropriate, including over a period of service or upon the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to Volcano’s right of repurchase or forfeiture.
     Stock Appreciation Rights. Stock appreciation rights may be granted under the 2005 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of Volcano’s common stock between the exercise date and the date of grant. The plan administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of Volcano’s common stock, or a combination thereof.
     Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the award and all other terms and conditions of such awards.
     Changes in Control. In the event of Volcano’s change in control, the plan administrator will provide written notice to each recipient. Unless determined otherwise by the plan administrator, all outstanding options and stock appreciation rights will automatically accelerate and become fully exercisable and the restrictions on all restricted stock awards and restricted stock units will immediately lapse. If Volcano is not the surviving corporation or if Volcano survives only as a subsidiary of another corporation in the change in control, each recipient will have the right to elect within 30 days to either (a) have the successor corporation or its parent or subsidiary assume or substitute an equivalent award for each outstanding award, or (b) surrender his or her award in exchange for a payment, in cash or shares of Volcano’s common stock as elected by the recipient, in an amount equal to the amount by which the then fair market value of the shares of Volcano’s common stock underlying his or her award exceeds the exercise price or base amount of the unexercised award.
     2007 Employee Stock Purchase Plan
     Additional long-term equity incentives are provided through our 2007 Employee Stock Purchase Plan, or the ESPP, in which all regular employees, including executive officers, employed by us or by any of our affiliates may participate and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock under the ESPP. An aggregate of 1,100,000 shares have been reserved under the ESPP as of January 1, 2008. Such number of shares will increase on January 1 of each year from 2009 to 2017 by an amount equal to the lesser of (a) 1.5% of the total number of our shares outstanding on December 31st of the preceding calendar year, or (b) 600,000 shares, unless otherwise determined by our Board of Directors. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, we may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. Unless otherwise determined by our Board of Directors, common stock is purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of a share of our common stock on the first date of an offering or (b) 85% of the fair market value of a share of our common stock on the date of purchase.
          Other Compensatory Arrangements. For a description of the other elements of our executive compensation program, see “Compensation Discussion and Analysis” above.
     Outstanding Equity Awards at 2007 Fiscal Year-End
     The Compensation Committee approved awards under our 2000 Long Term Incentive Plan and our 2005 Equity Compensation Plan to certain of our named executive officers. Set forth below is information regarding stock options outstanding to our named executive officers as of December 31, 2007.
2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised	Option
	Options		Options	Exercise	Option
	(#)		(#)	Price	Expiration
Name	Exercisable(1)		Unexercisable	($)	Date(1)
R. Scott Huennekens	311,218	(2)	—	0.11	4/25/12
	54,431	(3)	—	0.33	6/11/12
	297,227	(4)	—	0.33	7/29/14
	172,727	(5)	—	6.49	7/13/15
	160,000	(6)	—	19.11	1/25/14

John T. Dahldorf	86,818	(7)	—	0.33	7/24/13
	76,540	(4)	—	0.33	7/29/14
	45,454	(5)	—	6.49	7/13/15
	70,000	(6)	—	19.11	1/25/14

Vincent J. Burgess	36,363	(5)	—	6.49	7/13/15
	70,000	(6)	—	19.11	1/25/14

Michel E. Lussier	45,454	(8)	—	0.33	11/13/12
	36,363	(9)	—	0.33	9/25/13
	36,363	(5)	—	6.49	7/13/15
	40,000	(6)	—	19.11	1/25/14

Jorge J. Quinoy	121,818	(7)	—	0.33	7/24/13
	4,545	(10)	—	1.65	1/18/15
	27,272	(5)	—	6.49	7/13/15
	45,000	(6)	—	19.11	1/25/14

John F. Sheridan	178,272	(11)	—	0.33	12/15/14
	22,727	(5)	—	6.49	7/13/15
	70,000	(6)	—	19.11	1/25/14

(1)
Stock options may be exercised prior to vesting, or early exercised, subject to repurchase rights in favor of Volcano that expire over the vesting periods indicated in the footnotes below. Accordingly, all stock options granted to the named executive officers that were outstanding as of December 31, 2007 were exercisable in full and are included in the table above.

(2)	The stock option vested as to 1/4th of the shares of common stock subject to the stock option on March 15, 2003, and vests as to 1/48th of the shares subject to the stock option each month thereafter.

(3)	The stock option vested as to 1/4th of the shares of common stock subject to the stock option on June 11, 2003, and vests as to 1/48th of the shares subject to the stock option each month thereafter.

(4)	The stock option vests as to 1/48th of the shares subject to the stock option on each month commencing on August 29, 2004.

(5)	The stock option vests as to 1/48th of the shares subject to the stock option on each month commencing on August 13, 2005.

(6)	The stock option vests as to 1/48th of the shares subject to the stock option on each month commencing on February 25, 2008.

(7)	The stock option vested as to 1/4th of the shares of common stock subject to the stock option on July 24, 2004, and vests as to 1/48th of the shares subject to the stock option each month thereafter.

(8)	The stock option vested as to 1/4th of the shares of common stock subject to the stock option on August 1, 2003, and vests as to 1/48th of the shares subject to the stock option each month thereafter.

(9)
The stock option vested as to 1/4th of the shares of common stock subject to the stock option on September 24, 2004, and vests as to 1/48th of the shares subject to the stock option each month thereafter.

(10)	The stock option vests as to 1/48th of the shares subject to the stock option on each month commencing on February 18, 2005.

(11)
The stock option vested as to 1/4th of the shares of common stock subject to the stock option on November 15, 2005, and vests as to 1/48th of the shares subject to the stock option each month thereafter.

     Option Exercises and Stock Vested During 2007
     Set forth below is information regarding stock options exercised and the value realized upon their exercise by each named executive officer during the year ended December 31, 2007. None of our named executive officers had any vesting of restricted stock awards during the year ended December 31, 2007.
2007 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards
	Number of Shares
	Acquired on	Value Realized on
	Exercise	Exercise
Name	(#)	($)
R. Scott Huennekens	235,000	4,200,622
John T. Dahldorf	45,000	903,405
Vincent J. Burgess	—	—
Michel E. Lussier	50,000	792,000
Jorge J. Quinoy	60,000	1,024,519
John F. Sheridan	14,000	264,140
Potential Payments Upon Termination or Change in Control
     See “Employment Agreements, Change in Control Arrangements, and Other Agreements” above for a description of the compensation and benefits payable to each of our named executive officers in certain termination situations. The amount of compensation and benefits payable to each named executive officer in various termination situations has been estimated in the tables below. The tables below do not include amounts in which the named executive officer had already vested as of December 31, 2007. Such vested amounts would include vested stock options and accrued wages and vacation. The actual amount of compensation and benefits payable in any termination event can only be determined at the time of the termination of the named executive officer’s employment with Volcano.
R. Scott Huennekens
     The following table describes the potential payments and benefits for Mr. Huennekens upon employment termination or a change in control as if his employment had terminated or such change in control had occurred, as applicable, as of December 31, 2007, the last business day of Volcano’s last fiscal year:

	Termination	Termination
	Without Cause or	Without Cause or	Vesting
	for	for	Acceleration
	Good Reason Not	Good Reason In	Upon Change
	In Connection	Connection with	in Control Not	Termination
	with Change in	Change in	Dependent on	Due to	Termination
	Control	Control	Termination	Disability	Due to Death
Compensation and Benefits	($)	($)	($)	($)	($)

Base Salary Payment(1)	800,000	800,000	—	400,000	400,000
Pro-Rated Bonus	200,000	200,000	—	200,000	200,000
Stock Option Vesting Acceleration(2)	—	939,548 (4)	939,548	—	—
Insurance Payments and COBRA Premiums(3)	51,802	51,802	—	25,901	18,293
Excise Tax Gross-Up	—	—	—	—	—

Total	1,051,802	1,991,350	939,458	625,901	618,293

(1)	If termination of employment occurs immediately prior to, or within twelve months after, a change in control, the base salary payments shall be equal to twice Mr. Huennekens’ then-current annual salary in the form of a lump sum payment. If termination of employment does not occur immediately prior to, on or within twelve months after a change in control, the base salary payments shall be in the form of equal monthly cash payments paid over a period of eighteen or twenty-four months, as set forth in his employment agreement. In the event termination of employment occurs in connection with his disability or death, base salary payments shall be equal to his annual salary as set forth in his employment agreement.

(2)	The value of vesting acceleration is based on the $12.51 closing price of Volcano common stock on December 31, 2007, with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.

(3)	The portion comprised of non-health insurance premiums represents the average monthly cost of non-voluntary, non-health insurance benefits to Mr. Huennekens paid in 2007, multiplied by twenty-four months, in the case of termination without cause or for good reason, or twelve months, in the case of termination due to disability or death.

(4)	Such benefit occurs automatically upon the consummation of a change in control and is not dependent on termination without cause or for good reason in connection with a change in control.
John T. Dahldorf
     The following table describes the potential payments and benefits for Mr. Dahldorf upon employment termination or a change in control as if his employment had terminated or such change in control had occurred, as applicable, as of December 31, 2007, the last business day of Volcano’s last fiscal year:

	Termination	Termination
	Without Cause or	Without Cause or	Vesting
	for	for	Acceleration
	Good Reason Not	Good Reason In	Upon Change
	In Connection	Connection with	in Control Not	Termination
	with Change in	Change in	Dependent on	Due to	Termination
	Control	Control	Termination	Disability	Due to Death
Compensation and Benefits	($)	($)	($)	($)	($)

Base Salary Payment(1)	530,000	530,000	—	265,000	265,000
Pro-Rated Bonus	106,000	106,000	—	106,000	106,000
Stock Option Vesting Acceleration(2)	—	244,277 (4)	244,277	—	—
Insurance Payments and COBRA Premiums(3)	52,354	52,354	—	26,177	26,177
Excise Tax Gross-Up	—	—	—	—	—

Total	688,354	932,631	244,277	397,177	397,177

(1)	If termination of employment occurs immediately prior to, or within twelve months after, a change in control, the base salary payments shall be equal to twice Mr. Dahldorf’s then-current annual salary in the form of a lump sum payment. If termination of employment does not occur immediately prior to, on or within twelve months after a change in control, the base salary payments shall be in the form of equal monthly cash payments paid over a period of eighteen or twenty-four months, as set forth in his employment agreement. In the event termination of employment occurs in connection with his disability or death, base salary payments shall be equal to his annual salary as set forth in his employment agreement.

(2)	The value of vesting acceleration is based on the $12.51 closing price of Volcano common stock on December 31, 2007, with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.

(3)	The portion comprised of non-health insurance premiums represents the average monthly cost of non-voluntary, non-health insurance benefits to Mr. Dahldorf paid in 2007, multiplied by twenty-four months, in the case of termination without cause or for good reason, or twelve months, in the case of termination due to disability or death.

(4)	Such benefit occurs automatically upon the consummation of a change in control and is not dependent on termination without cause or for good reason in connection with a change in control.
Michel E. Lussier
     The following table describes the potential payments and benefits for Mr. Lussier upon employment termination or a change in control as if his employment had terminated or such change in control had occurred, as applicable, as of December 31, 2007, the last business day of Volcano’s last fiscal year:

			Vesting
	Termination by	Termination	Acceleration
	Volcano Europe	In Connection	Upon Change
	Without Three-	With Non-	in Control Not
	Month Notice	Competition	Dependenton
	Period	Undertaking	Termination
Compensation and Benefits	($)(1)	($)(2)	($)

Lump Sum Payment(3)	94,473	188,958	—
Stock Option Vesting Acceleration(4)	—	—	86,652

Total	94,473	188,958	86,652

(1)	The amount set forth in this column assumes that the Managing Director Agreement with Mr. Lussier is terminated as of December 31, 2007 by Volcano Europe, without a three-month notice period or any potion thereof. In the event that Volcano Europe provides Mr. Lussier with notice of termination for a portion of three-months, the amount payable will be pro-rated for such partial notice period.

(2)	The amount set forth in this column assumes that the Managing Director Agreement with Mr. Lussier is terminated as of December 31, 2007 and that Volcano Europe does not release Mr. Lussier from the non-competition undertaking set forth in such agreement in connection with such termination.

(3)	Amounts in this column are paid in Euros and are reflected in dollars based on the exchange rate on December 31, 2007, which was approximately 1.473 dollars to one Euro.

(4)	The value of vesting acceleration is based on the $12.51 closing price of Volcano common stock on December 31, 2007, with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.
Other Named Executive Officers
     The following table describes the potential benefits for each of the named executive officers listed below if the unvested options held by them as of December 31, 2007, the last business day of Volcano’s last fiscal year, had become fully vested as a result of a change in control on December 31, 2007:

Stock Option Vesting
Acceleration
Named Executive Officers	($)(1)
Vincent J. Burgess	86,652
Jorge J. Quinoy	78,361
John F. Sheridan	688,539

(1)	The value of vesting acceleration is based on the $12.51 closing price of Volcano common stock on December 31, 2007, with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.

Compensation of Directors
     Pursuant to Volcano’s Director Compensation Policy, upon their election to our Board of Directors, each of our non-employee directors is granted an initial option to purchase up to 20,000 shares of our common stock at the then fair market value pursuant to the terms of our 2005 Equity Compensation Plan. In addition, if a director is elected or appointed to the Board of Directors for the first time on a date other than the date of an annual meeting of stockholders, such director will be granted an additional option to purchase a pro rata portion of 8,000 shares of our common stock. On the date of each annual meeting of stockholders, each non-employee director is automatically granted an option to purchase up to 8,000 shares of our common stock if he or she remains on the Board of Directors.
     Each of our non-employee directors is paid $30,000 annually and is reimbursed for reasonable out-of-pocket travel expenses incurred in connection with in-person attendance at and participation in Board of Directors meetings. In addition, the non-executive Chairman of the Board is paid $20,000 annually, reduced by any amounts received during such year for service as the chairperson of the Audit, Compensation or Corporate Governance Committees. Additionally, the chairperson of the Audit Committee will receive an annual retainer fee of $10,000, the chairperson of the Compensation Committee will receive an annual retainer fee of $6,000, and the chairperson of the Corporate Governance Committee will receive an annual retainer fee of $6,000 for serving on their respective committees. Members of the Audit Committee will receive an annual retainer fee of $5,000 and members of the Compensation and Corporate Governance Committees, not including chairpersons, will receive an annual retainer fee of $3,000 for serving on such committees.
     Set forth below is the compensation paid to each of our non-employee directors during the year ended December 31, 2007. Mr. Huennekens, our President and Chief Executive Officer, did not receive any additional compensation for serving on our Board of Directors or its committees during the year ended December 31, 2007.
2007 DIRECTOR COMPENSATION TABLE

	Fees Earned or	Option
	Paid in Cash	Awards	Total
Name	($)	($)(1)(2)(3)	($)
Robert J. Adelman, M.D. (4)	19,100	—	19,100
Olav B. Bergheim	32,978	41,084	74,062
James C. Blair, Ph.D.(5)	27,265	35,027	62,292
S. Ward Casscells, M.D. (6)	13,500	—	13,500
Connie R. Curran, RN, Ed.D. (7)	13,174	74,042	87,216
Carlos A. Ferrer (8)	19,250	10,811	30,061
Kieran T. Gallahue (9)	6,281	47,518	53,799
Lesley H. Howe	33,644	65,236	98,880
Alexis V. Lukianov (10)	—	6,577	6,577
Ronald A. Matricaria	29,643	65,236	94,879
John Onopchenko (11)	7,400	69,199	76,599

(1)	This column represents the dollar amount recognized by Volcano for financial statement reporting purposes with respect to the year ended December 31, 2007 in accordance with FAS 123(R). These amounts have been calculated in accordance with FAS 123(R) using the Black-Scholes-Merton option-pricing model. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. In connection with their resignation from our Board of Directors in 2007, options to purchase an aggregate of 4,667 shares of our common stock held by Dr. Blair were cancelled and options to purchase an aggregate of 8,000 shares of our common stock held by Mr. Ferrer were cancelled. For a description of the assumptions made in determining the FAS 123(R) valuation, please refer to Note 1-Summary of Significant Accounting Policies-Stock-Based Compensation to our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007.

(2)	The aggregate number of shares subject to outstanding stock options held by each of the directors listed in the table above as of December 31, 2007 was as follows: Dr. Adelman, no options to purchase shares; Mr. Bergheim, options to purchase 8,000 shares; Dr. Blair, options to purchase 3,333 shares, which options expired in March 2008; Dr. Casscells, no options to purchase shares; Dr. Curran, options to purchase

28,000 shares; Mr. Ferrer, no options to purchase shares; Mr. Gallahue, options to purchase 27,333 shares; Mr. Howe, options to purchase 26,181 shares; Mr. Lukianov, options to purchase 24,666 shares; Mr. Matricaria, options to purchase 26,181 shares and Mr. Onopchenko, options to purchase 28,000 shares.

(3)	The grant date fair value, as calculated in accordance with SFAS No. 123R and using a Black-Scholes model, of the stock option awards granted during the year ended December 31, 2007 for each of the directors listed in the table was as follows: Dr. Adelman, $72,641; Mr. Bergheim, $72,641; Dr. Blair, $72,641; Dr. Casscells, $0; Dr. Curran, $266,025; Mr. Ferrer, $72,641; Mr. Gallahue, $226,008; Mr. Howe, $169,317; Mr. Lukianov, $155,120; Mr. Matricaria, $169,317; and Mr. Onopchenko, $271,079.

(4)	Fees paid to Dr. Adelman as a Director were paid to OrbiMed Advisors, LLC. Dr. Adelman is a principal with OrbiMed Advisors, LLC. On June 7, 2007, Dr. Adelman did not stand for reelection to the Board of Directors.

(5)	Dr. Blair resigned from the Board of Directors effective December 3, 2007.

(6)	Dr. Casscells resigned from the Board of Directors effective April 12, 2007.

(7)	Dr. Curran was elected to the Board of Directors effective April 26, 2007.

(8)	Fees paid to Mr. Ferrer as a Director were paid to FFC Partners II, L.P. Mr. Ferrer resigned from the Board of Directors effective July 12, 2007.

(9)	Mr. Gallahue was elected to the Board of Directors effective July 17, 2007.

(10)	Mr. Lukianov was elected to the Board of Directors effective December 3, 2007.

(11)	Mr. Onopchenko was elected to the Board of Directors effective June 7, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures for Review of Related Party Transactions
     Pursuant to the requirements set forth in applicable NASDAQ listing standards and as set forth in the charter of Volcano’s Audit Committee, the Audit Committee, or another independent body of Volcano’s Board of Directors, is charged with reviewing and approving related party transactions as required by applicable laws and regulations.
     Pursuant to Volcano’s Code of Business Conduct and Ethics, all of Volcano’s directors, officers, employees and consultants are required to report to the Corporate Compliance Officer under the Code of Business Conduct and Ethics any existing or potential violation of the Code of Business Conduct and Ethics, including any related party transactions. In approving or rejecting a proposed related party transaction, the Audit Committee, or an independent body of Volcano’s Board of Directors, will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee and the Board of Directors. The Audit Committee, or an independent body of Volcano’s Board of Directors, will approve only those related party transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of Volcano as the Audit Committee or such independent body of Volcano’s Board of Directors determines in the good faith exercise of their discretion.
Transactions with Related Persons
     Other than as described below, since January 1, 2007, there were no, nor are there any currently proposed, transactions or series of similar transactions to which we were a party or are a party in which:
•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of Volcano’s common stock or any member of their immediate family had or will have a direct or indirect material interest.
     Executive Employment Agreements
     Volcano has entered into employment agreements with Volcano’s executive officers that, among other things, provide for certain severance and change in control benefits. For a description of these agreements, see “Executive Compensation—Employment Agreements, Change in Control Arrangements, and Other Agreements.”
     Director and Officer Indemnification
     Volcano’s Amended and Restated Certificate of Incorporation contains provisions limiting the liability of Volcano’s directors. Volcano’s Bylaws provide that Volcano must indemnify its directors and officers and may indemnify Volcano’s other employees and agents to the fullest extent permitted by the Delaware General Corporation Law for judgments, penalties, fines, settlement amounts and expenses arising out of any event or occurrence by reason of the fact that such indemnitee is or was a director, officer, employee or agent, respectively, of Volcano. Volcano has entered and expects to continue to enter into agreements to indemnify its directors, executive officers and other employees as determined by Volcano’s Board of Directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. Volcano believes that the amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Volcano also maintains directors’ and officers’ liability insurance.

HOUSEHOLDING OF PROXY MATERIALS
     The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
     This year, a number of brokers with account holders who are Volcano stockholders will be “householding” Volcano’s proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or Volcano that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future you may (1) notify your broker, (2) direct your written request to: Investor Relations, Volcano Corporation, 2870 Kilgore Road, Rancho Cordova, California 95670 or (3) contact Volcano’s Investor Relations department at 916-281-2645. Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker. In addition, Volcano will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS
     The Board of Directors knows of no other matters that will be presented for consideration at the 2008 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors,
John T. Dahldorf
Secretary
Dated: April 28, 2008

A copy of Volcano’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, including the financial statements, schedules and list of exhibits, and any particular exhibit specifically requested, is available without charge upon written request to: Investor Relations, Volcano Corporation, 2870 Kilgore Road, Rancho Cordova, California 95670. The Annual Report on Form 10-K is also available at Volcano’s website at http://www.volcanocorp.com.

VOLCANO CORPORATION
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 20, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints R. Scott Huennekens and John T. Dahldorf as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Volcano Corporation held of record by the undersigned as of the close of business on April 25, 2008, at the 2008 Annual Meeting of Stockholders to be held at the offices of Volcano Corporation located at 11455 El Camino Real, Suite 460, San Diego, CA 92130, on June 20, 2008, or any adjournment or postponement thereof.
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
VOLCANO CORPORATION
June 20, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê      Please detach along perforated line and mail in the envelope provided.     ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of two directors to hold office until the 2011 Annual Meeting of Stockholders:
NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Olav B. Bergheim Connie R. Curran, RN, Ed.D.

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
This proxy is solicited on behalf of the Board of Directors of Volcano Corporation. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of the Directors and “FOR” proposal 2.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF
VOLCANO CORPORATION
June 20, 2008

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
- OR -
IN PERSON — You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
ê    Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of two directors to hold office until the 2011 Annual Meeting of Stockholders:
NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Olav B. Bergheim Connie R. Curran, RN, Ed.D.

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
This proxy is solicited on behalf of the Board of Directors of Volcano Corporation. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of the Directors and “FOR” proposal 2.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.